Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

CIMA RESOURCES, INC.

As the Company,

CINCO RESOURCES, INC.

As Parent,

and

CINCO MERGER, INC.

As Merger Subsidiary

Dated as of November 17, 2011

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8.2.	Actions to Occur at Closing	36

ARTICLE 9 TERMINATION, AMENDMENT AND WAIVER		37

9.1.	Termination	37
9.2.	Effect of Termination	38

ARTICLE 10 GENERAL PROVISIONS		38

10.1.	Survival of Representations and Warranties	38
10.2.	Reasonable Efforts; Further Assurances	38
10.3.	Amendment and Modification	38
10.4.	Waiver of Compliance	39
10.5.	Severability	39
10.6.	Expenses and Obligations	39
10.7.	Parties in Interest	39
10.8.	Notices	39
10.9.	Counterparts	40
10.10.	Time	40
10.11.	Entire Agreement	40
10.12.	Public Announcements	41
10.13.	Attorneys’ Fees	41
10.14.	Assignment	41
10.15.	Rules of Construction	41
10.16.	Joint Liability	42
10.17.	Governing Law	42
10.18.	Waiver Of Jury Trial	42
10.19.	Consent to Jurisdiction; Venue	42

EXHIBITS:

Exhibit 2.7(a)	Parent Stock Incentive Plan

COMPANY DISCLOSURE SCHEDULES:

Company Disclosure Schedule 1	Oil and Gas Interests
Company Disclosure Schedule 3.1(c)	Capitalization of the Company
Company Disclosure Schedule 3.1(f)	Conflicts
Company Disclosure Schedule 3.1(h)	Bank and Brokerage Accounts
Company Disclosure Schedule 3.1(i)	Violations of Applicable Laws
Company Disclosure Schedule 3.1(j)	Litigation
Company Disclosure Schedule 3.1(k)	Insurance
Company Disclosure Schedule 3.1(l)	Suspense Funds
Company Disclosure Schedule 3.1(m)	Real Property
Company Disclosure Schedule 3.1(n)	Environmental Defects
Company Disclosure Schedule 3.1(o)	Taxes
Company Disclosure Schedule 3.1(o)(iii)	Tax Audits and Examinations

ii

Company Disclosure Schedule 3.1(p)	Material Contracts
Company Disclosure Schedule 3.1(s)	Prepayments; Hedging; Calls
Company Disclosure Schedule 3.1(u)	Affiliate Transactions
Company Disclosure Schedule 3.1(z)	Imbalances
Company Disclosure Schedule 3.1(aa)	Leases
Company Disclosure Schedule 3.1(bb)	AFE’s; Commitments
Company Disclosure Schedule 3.1(cc)	Reserve Reports
Company Disclosure Schedule 3.1(ee)	Plugging and Abandonment Obligations
Company Disclosure Schedule 3.1(ff)	Consents or Preferential Rights

PARENT DISCLOSURE SCHEDULES:

Parent Disclosure Schedule 3.2(d)	Litigation
Parent Disclosure Schedule 3.2(f)	Brokers’ and Finders’ Fees and Commissions
Parent Disclosure Schedule 3.2(g)	Capitalization of Parent

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 17, 2011, is made by and among Cima Resources, Inc., a Delaware corporation (the “Company”), Cinco Resources, Inc., a Delaware corporation (“Parent”), and Cinco Merger, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”).

RECITALS

WHEREAS, the Board of Directors of Parent previously established a special committee of the Board consisting of independent directors to, among other things, review any potential transaction between Parent and the Company and to negotiate the terms of any such potential transaction (the “Special Committee”);

WHEREAS, the Special Committee of Parent has: (i) determined that the Merger is fair to, and in the best interests of, Parent and its stockholders (other than Yorktown), (ii) approved the terms and conditions of this Agreement, the Merger and the other transactions contemplated hereby, (iii) declared the advisability of Parent entering into this Agreement and consummating the Merger, and (iv) recommended that the full Board of Directors of Parent approve this Agreement and the Merger;

WHEREAS, the full Board of Directors of Parent, upon the recommendation of the Special Committee, and the respective Boards of Directors of the Company and Merger Subsidiary deem it advisable and in the best interest of their respective stockholders to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions provided for herein;

WHEREAS, in furtherance thereof it is proposed that the acquisition of the Company by Parent be accomplished by the merger of Merger Subsidiary with and into the Company with the Company being the surviving corporation, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the full Board of Directors of Parent, upon the recommendation of the Special Committee, and the respective Boards of Directors of the Company and Merger Subsidiary have each approved this Agreement, the Merger and the other transactions contemplated hereby and declared the advisability of this Agreement (and, in the case of the Company, recommended that this Agreement be adopted by the Company Stockholders);

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury regulations promulgated thereunder and that execution of this Agreement will constitute adoption of a plan of reorganization under Section 368(a) of the Code and the Treasury regulations promulgated thereunder; and

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENTS

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1
DEFINED TERMS

1.1.                            Definitions.  The following terms shall have the following meanings in this Agreement:

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.  For purposes of this definition, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Applicable Laws” means all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions and writs of any Governmental Authority having jurisdiction over the business or operations of the Company or the Parent and its Subsidiaries, as applicable, as may be in effect on the date of this Agreement.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

“Certificate” means a certificate representing Outstanding Shares.

“Code” means the United States Internal Revenue Code of 1986, as amended.  All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Company Common Stock” means the common stock of the Company, par value $0.10 per share.

“Company Common Stockholder” means a holder of Outstanding Shares.

“Company Disclosure Schedule” means that certain disclosure letter of even date with this Agreement from the Company to Parent delivered concurrently with the execution and delivery of this Agreement.

“Company Restricted Stock” means the shares of Company Common Stock that are subject to forfeiture and transfer restrictions issued to Participants pursuant to the Company Stock Incentive Plan.

“Company Restricted Stockholder” means a holder of shares of Company Restricted Stock.

“Company Stockholders” means, collectively, the Company Common Stockholders and the Company Restricted Stockholders.

“Company Stockholders’ Agreement” means the Voting and Stockholders’ Agreement, dated June 10, 2010, by and among the Company and certain Company Common Stockholders named therein, as amended by Amendment No. 1 thereto dated as of November 30, 2010.

“Company Stock Incentive Plan” means the Cima Resources, Inc. 2010 Stock Incentive Plan, as may be amended from time to time.

“Consents” means all authorizations, consents, orders or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority, in each case that are necessary in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and all consents and approvals of third parties necessary to prevent any conflict with, violation or breach of, or default under, the Material Contracts.

“Contract Operating Agreement” means that certain Contract Operating Agreement, dated effective as of January 1, 2010, by and between Parent and the Company.

“Debt” means (a) all indebtedness of the Company for the repayment of borrowed money, whether or not represented by bonds, debentures, notes or similar instruments, all accrued and unpaid interest thereon; (b) all other indebtedness of the Company evidenced by bonds, debentures, notes or similar instruments, including all accrued and unpaid interest thereon; and (c) all obligations of the Company as lessee or lessees under leases that have been recorded by the Company as capital leases in accordance with GAAP.

“Disclosure Schedules” means, collectively, the Company Disclosure Schedule and the Parent Disclosure Schedule.

“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, program, policy or arrangement providing benefits to any present or former employee or contractor or other service provider of the Company or any member of the Aggregated Group sponsored, maintained or administered by or contributed to or required to be contributed to by any such entity.

“Environmental Laws” means the Applicable Laws pertaining to the environment, natural resources and employee health and safety, including: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”); (b) the Emergency Planning and Community Right to Know Act, as amended; (c) the Solid Waste Disposal Act, as amended; (d) the Clean Air Act, as amended; (e) the Clean Water Act, as amended; (f) the Toxic Substances Control Act, as amended; (g) the Occupational Safety and Health Act of 1970, as amended; (h) the Oil Pollution Act of 1990, as amended; and (i) the Hazardous Materials Transportation Act, as amended, as each of the foregoing are in effect on the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means generally accepted accounting principles in the United States, applied on a basis consistent with the preparation of the Company’s historical financial statements, except as modified by the express provisions of this Agreement.

“Good and Marketable Title” shall mean such title that: (a) with respect to the Oil and Gas Properties, is deducible of record from the records of the applicable county; (b) does not materially restrict the ability of the Company to use the properties as currently intended; (c) is such that a reasonable and prudent Person engaged in the business of the ownership, development and operation of oil and gas properties with the knowledge of all the facts and their legal bearing would be willing to accept; (d) except as set forth on Company Disclosure Schedule 1, entitles the Company to receive a percentage of Hydrocarbons produced, saved and marketed from such well or property not less than the interest set forth in Company Disclosure Schedule 1 under the caption “Net Revenue Interest” or “NRI” without reduction during the life of such property; (e) except as shown on Company Disclosure Schedule 1, obligates Company to pay costs and expenses relating to each such proved property in an amount not greater than the interest set forth under the caption “Working Interest” or “WI” in Company Disclosure Schedule 1 with respect to such property without increase over the life of such property, and (f) is free and clear of all Liens, except for Permitted Encumbrances.

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county or municipality, jurisdiction or other political subdivision thereof.

“Hazardous Substances” means all petroleum hydrocarbons, petroleum products, natural gas, crude oil and any components, fractions, or derivatives thereof, explosive or radioactive substances, materials or wastes, hazardous or toxic substances, materials or wastes, asbestos, asbestos containing materials, pollutants and contaminants and all other substances, materials or wastes, whether or not defined as such, that are regulated pursuant to or that could result in liability under any applicable Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbon” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

“Intellectual Property” means the following intellectual property rights, including both statutory and common law rights, as applicable: (a) copyrights; (b) trademarks, service marks, trade names, slogans, domain names, logos, and trade dress, and registrations and applications for registrations thereof; (c) patents and patent applications (including all reissues, divisions, continuations, continuations in part, renewals and extensions of the foregoing); (d) trade secrets and confidential information, including, but not limited to, ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know how, whether or not patentable; and (e) registrations for any of the foregoing.

“Knowledge” means the actual knowledge of the following individuals: Jon L. Glass and Wayne B. Stoltenberg.

“Lease” means an oil and gas lease or other similar lease or a right permitting the owner thereof to explore, develop, produce, use, sever, process, operate and occupy Hydrocarbon interests and associated fixtures or structures for a specified period of time.

“Leased Real Property” means all of the real property leased by the Company, excluding the Leases.

“Liens” means liens, pledges, voting agreements, voting trusts, proxy agreements, security interests, mortgages, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, encroachments, and other burdens, options or encumbrances of any kind.

“Material Adverse Effect” means a material adverse effect on the business, operations, prospects, properties (including intangible properties), assets, operating results or condition (financial or otherwise) liabilities or reserves of such Person; provided, however, that a general deterioration in the economy or changes in oil and gas prices or other changes affecting the oil and gas industry generally shall not be deemed to be a Material Adverse Effect.

“Material Contract” means, excluding each Lease:

(a)                                 each contract or agreement that is executory in whole or in part and was not entered into in the ordinary course of business and that involves expenditures or receipts of the Company for goods or services of an amount (i) in excess of $100,000 after the date of this Agreement with respect to agreements other than the Oil and Gas Contracts; and (ii) in excess of $1,000,000 after the date of this Agreement with respect to Oil and Gas Contracts other than joint operating agreements;

(b)                                 each lease, rental or occupancy agreement, installment and conditional sale agreement, and any other contract or agreement, in each case, affecting the ownership of, leasing of, title to or use of any Real Property providing for payments at an annual rate in excess of $100,000;

(c)                                  each joint venture, partnership or any other material contract or agreement involving a sharing of profits, losses, costs or liabilities by the Company with any other Person providing for any capital contribution or expenditure at an annual rate in excess of $100,000, but excluding any joint operating agreement;

(d)                                 each contract or agreement containing covenants that in any way purport to restrict or prohibit the business activity of the Company or limit the freedom of the Company thereof to engage in any line of business or to compete with any Person;

(e)                                  each contract or agreement with any director or officer of the Company;

(f)                                   each indenture, mortgage, promissory note or other agreement or commitment for the Debt, or the direct or indirect guarantee by such entities of any such Debt in excess of $100,000;

(g)                                  surety, performance and maintenance bonds in excess of $100,000;

(h)                                 brokerage or finder’s agreements;

(i)                                     any contract, commitment or agreement that involves the disposition after the Closing Date of any assets of the Company not in the ordinary course of business;

(j)                                    any Hydrocarbon purchase and sale, transportation, processing or similar contract that is not terminable without penalty on sixty (60) days or less notice;

(k)                                 any farmout, exploration or participation agreement, area of mutual interest agreement or similar contract or agreement (excluding, in respect of each of the foregoing, customary joint operating agreements) to which the Company is bound or by which the Oil and Gas Interests are burdened; and

(l)                                     any other contract, agreement or other arrangement that is material to the Company taken as a whole.

“Merger Consideration” means: (i) for each Company Common Stockholder, the Per Share Merger Consideration multiplied by the number of Outstanding Shares owned by such Company Common Stockholder immediately prior to the Effective Time, and (ii) for each Company Restricted Stockholder, the Per Restricted Share Merger Consideration multiplied by the number of shares of Company Restricted Stock owned by such Company Restricted Stockholder immediately prior to the Effective Time.

“Merger Consideration Certificate” means, for each Company Common Stockholder, the certificate executed on behalf of the Company by its President and Chairman setting forth: (a) the Company Common Stockholder to whom Merger Consideration will be payable at the Closing; (b) the number of shares of Company Common Stock owned by such

Company Common Stockholder; and (c) the exact name that should appear on each Parent Stock Certificate and the denomination of each such Parent Stock Certificate to be issued to such Company Common Stockholder, representing the Merger Consideration for such Company Common Stockholder.

“Murchison” means Murchison Capital Partners, L.P., a Texas limited partnership.

“Oil and Gas Contracts” means any farmout, farmin, operating agreement, unit agreement, pooling or communitization agreement, declaration or order, joint venture, area of mutual interest, easement, option or acquisition agreement relating to the Oil and Gas Interests and oil and gas production, sales, exchange, salt water disposal and processing contracts and agreements, facility or equipment lease or other contract affecting the ownership or operation of any of the properties comprising the Oil and Gas Interests or the disposition of the Hydrocarbons produced therefrom.

“Oil and Gas Interests” means the interests of the Company in and to (a) the Oil and Gas Properties and wells described on Company Disclosure Schedule 1 hereto and all property and rights incident or appurtenant thereto, including all rights in respect of any pooled or unitized acreage by virtue of any Oil and Gas Property being a part thereof, all production from the pool or unit allocated to any such Oil and Gas Property and all interests in all wells located on the Oil and Gas Properties or within the pool or unit associated with the Oil and Gas Properties; (b) all seismic and interpretative data applicable to such Oil and Gas Properties, and (c) all of the personal property, fixtures and improvements on such Oil and Gas Properties or appurtenant thereto or used, held or obtained in connection with the Oil and Gas Properties or the production, treatment, sale or disposal of Hydrocarbons or water or other substances produced therefrom or attributable thereto (whether located on or off the Oil and Gas Properties) including all interests in equipment, rolling stock and machinery (including wells, well equipment and machinery, casing, tanks, boilers and generators), gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, compressors, pipelines, flow lines, tubing, motors and field separators), pumps, water plants, electric plants, processing plants, crude oil, condensate or other production from or attributable to the Oil and Gas Properties in storage or in pipelines and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing, and all other tenements, hereditaments, improvements and appurtenances thereunto belonging.  Oil and Gas Interests shall be deemed to include all direct and indirect interests of the Company in, and the Company’s rights with respect to oil, gas, mineral, and related properties and assets of any kind or nature, including the Oil and Gas Properties and other non working interests and non operating interests; and all of the Company’s interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom.  A description of the Leases held by production and the wells applicable thereto that are included in the Oil and Gas Interests and a description of the primary term Leases that are included in the Oil and Gas Interests is attached hereto as Company Disclosure Schedule 1.

“Oil and Gas Properties” means any Hydrocarbon (including any coalbed methane) or other mineral fee estate, Lease, royalty interest, net profits interest, carried interest, reversionary interest, overriding royalty interest, license, concession, permit or other interest in Hydrocarbons or other minerals in which the Company holds an interest.

“Outstanding Shares” means shares of Company Common Stock outstanding immediately prior to the Effective Time, but excluding any shares of Company Restricted Stock that remain unvested at the Effective Time.

“Owned Real Property” means those parcels of real property, other than Oil and Gas Interests, owned in fee and used or held for use by the Company, and all buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges and appurtenances pertaining or belonging thereto, including any right, title and interest of the Company in and to any street or other property adjoining any portion of such property.

“Parent Common Stock” means the common stock of Parent, par value $0.10 per share.

“Parent Credit Agreement” shall mean that certain Credit Agreement dated October 29, 2009, by and between Parent and Wells Fargo Bank, N.A., as Administrative Agent and that certain Second Lien Credit Agreement dated October 29, 2009 by and between Parent and Wells Fargo Energy Capital, Inc.

“Parent Disclosure Schedule” means the disclosure letter of even date with this Agreement from the Parent to the Company delivered concurrently with the execution and delivery with this Agreement.

“Parent Registration Statement” means the Registration Statement on Form S-1 relating to the Parent Common Stock as filed with the SEC by Parent, and any amendments thereto.

“Parent Restricted Stock” means the shares of Parent Common Stock issued to Company Restricted Stockholders as provided in this Agreement pursuant to the Parent Stock Incentive Plan.

“Parent Stock Certificate” means a stock certificate representing shares of duly authorized, validly issued and nonassessable Parent Common Stock.

“Parent Stockholders’ Agreement” means the Second Amended and Restated Voting and Stockholders’ Agreement, dated October 29, 2009, by and among Parent, Cinco Natural Resources Corporation, a Delaware corporation, and certain Parent stockholders named therein.

“Parent Stock Incentive Plan” means the Cinco Resources, Inc. 2008 Stock Incentive Plan, as may be amended from time to time.

“Participant” means an employee, outside director or other individual or entity providing services to the Company or an affiliate of the Company and eligible to receive awards under the Company Stock Incentive Plan.

“Per Share Merger Consideration” means one (1) whole share of Parent Common Stock, subject to adjustment in accordance with Section 2.6(d) of this Agreement.

“Per Restricted Share Merger Consideration” means one (1) whole share of Parent Restricted Stock, subject to adjustment in accordance with Section 2.7(d) of this Agreement.

“Permitted Encumbrances” means (a) statutory Liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar Liens imposed by Applicable Law arising or incurred in the ordinary course of business and consistent with past practices of the Company for obligations that are not overdue or that are being contested in good faith by appropriate proceedings; (c) in the case of leases of vehicles, rolling stock and other personal property, encumbrances that do not materially impair the operation of the business at the location at which such leased equipment or other personal property is located; (d) easements, rights of way, servitudes, permits, surface leases and other rights or restrictions in respect of surface operations that do not detract in any material respect from the value of the Oil and Gas Interests and do not materially and adversely affect, impair or interfere with the use of any property affected thereby; (e) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practices of the Company; (f) zoning regulations and restrictive covenants and easements of record that do not detract in any material respect from the value of the Oil and Gas Interests and do not materially and adversely affect, impair or interfere with the use of any property affected thereby; (g) public utility easements of record, in customary form, to serve the Oil and Gas Interests; (h) normal and customary liens of co-owners under operating agreements, unitization agreements, and pooling orders relating to the Oil and Gas Properties, which obligations are not yet due and pursuant to which the Company is not in default; (i) liens created or arising by operation of law to secure the Company’s obligations as a purchaser of Hydrocarbons in respect of obligations that are not past-due; (j) Oil and Gas Contracts that are of a nature that a reasonable and prudent Person engaged in the business of the ownership, development and operation of oil and gas properties with the knowledge of all the facts and their legal bearing would be willing to accept; provided the effect thereof does not, in the aggregate,  operate to reduce the net revenue interest of the Company for any well or unit rights below the net revenue interest set forth in Company Disclosure Schedule 1 for such well or unit or increase the working interest of Seller for any well or unit above the working interest set forth in Company Disclosure Schedule 1 for such well or unit (unless there is a corresponding increase in the net revenue interest for such well or unit); (k) valid and subsisting laws and governmental rules and regulations applicable to the Oil and Gas Properties; (l) minor defects and irregularities in title and other restrictions that are of a nature that a reasonable and prudent Person engaged in the business of the ownership, development and operation of oil and gas properties with the knowledge of all the facts and their legal bearing would be willing to accept; provided the effect thereof does not, in the aggregate, operate to reduce the net revenue interest of the Company for any well or unit rights below the net revenue interest set forth in Company Disclosure Schedule 1 for such well or unit or increase the working interest of Seller for any well or unit above the working interest set forth in Company Disclosure Schedule 1 for such well or unit (unless there is a corresponding increase in the net revenue interest for such well or unit); and (m) the matters disclosed in Company Disclosure Schedule 1.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Pre-Merger Company Transactions” means each of the following transactions to be completed by the Company prior to the Merger: (i) the repayment of $9,636,200 aggregate principal amount of indebtedness, plus accrued interest, owed by certain Company Common Stockholders to the Company by tendering shares of Company Common Stock valued at $120 per share on a pre-split basis; (ii) a 500-to-1 reverse stock split of the Company Common Stock, (iii) in connection with the reverse stock split contemplated by clause (ii), the payment by the Company of cash in lieu of fractional shares of each Company Stockholder based on a $120 value per whole pre-split share of Company Common Stock, (iv) a 1-to-500 forward stock split of Company Common Stock following the elimination of fractional shares through the process described in (iii) above, and (v) the purchase by the Company of an aggregate of 54,954 post-forward split shares of Company Common Stock from Tecovas and Murchison for an aggregate purchase price of $6,594,480 million in cash.

“Pre-Merger Parent Transactions” means each of the following transactions to be completed by Parent prior to the Merger: (i) an amendment to the certificate of incorporation of Parent filed with the Secretary of State of the State of Delaware in the accordance with the terms of the DGCL in order to increase the number of authorized capital stock of Parent, and (ii) the conversion of 525,000 shares of Series A Parent Preferred Stock owned by Yorktown Energy Partners VIII, L.P., a Delaware limited partnership, into that number of shares of Parent Common Stock equal to $105,000,000 (the aggregate liquidation value of such shares of Series A Parent Preferred Stock) divided by $120.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of such Person).

“Taxes” means taxes, charges, fees, imposts, levies, interest, penalties, additions to tax or other assessments or fees of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and customs duties, imposed by any Governmental Authority.

“Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Tecovas” means Tecovas Partners V, L.P., a Texas limited partnership.

“Transaction Documents” means, collectively, this Agreement and each other agreement, document and instrument required to be executed in accordance herewith.

“Yorktown” means, collectively, investment funds managed by Yorktown Partners LLC.

1.2.                            List of Defined Terms.

Terms	Defined in Section

Agreement	Preamble
Aggregated Group	3.1(q)
Certificate of Merger	2.2
Closing	8.1
Closing Date	8.1
Company	Preamble
Company Permits	3.1(i)
Company Preferred Stock	3.1(c)
DGCL	Recitals
Dissenting Shares	2.9(b)
D&O Indemnified Liabilities	5.2(a)
D&O Indemnified Persons	5.2(a)
Effective Time	2.2
IRS	3.1(o)(iii)
Letter of Transmittal	2.8
Merger	2.1
Merger Subsidiary	Preamble
Parent	Preamble
Parent Preferred Stock	3.2(g)
Restricted Stock Transition Document	2.7(c)
Special Committee	Recitals
Surviving Entity	2.1
Termination Date	9.1(b)(ii)

ARTICLE 2
THE MERGER

2.1.                            Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into the Company (the “Merger”) in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the DGCL.  At the Effective Time, the Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Entity”) and the separate corporate existence of Merger Subsidiary shall cease.

2.2.                            Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the satisfaction or waiver of the conditions set forth in Article 7, the Company, Parent and Merger Subsidiary shall cause a Certificate of Merger meeting the requirements of the DGCL (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL.  The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL (the “Effective Time”) or at such subsequent date and hour as the Company and Parent shall agree and specify in the Certificate of Merger.

2.3.                            Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Entity, and all liabilities, obligations and duties of the Company and Merger Subsidiary shall become the debts, liabilities, obligations and duties of the Surviving Entity.

2.4.                            Organizational Documents.

(a)                                 The certificate of incorporation of the Company as in effect immediately prior to the Merger shall be amended in the Merger as follows and, as amended shall be certificate of incorporation of the Surviving Entity from and after the Effective Time until thereafter amended as provided therein or by applicable law:

(i)                                     Article FOURTH shall be amended in its entirety to read as follows:

“FOURTH:                                  The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 1,000 shares of common stock, par value $0.10 per share.”;

(ii)                                  Article FIFTH shall be deleted in its entirety; and

(iii)                               Each of the Articles following Article FIFTH, and all references thereto, shall be renumbered accordingly.

(b)                                 The bylaws of the Company as in effect immediately prior to the Merger shall be the bylaws of the Surviving Entity from and after the Effective Time until thereafter amended as provided therein or by applicable law.

2.5.                            Directors and Officers.  The directors and officers of Merger Subsidiary immediately prior to the Effective Time shall from and after the Effective Time be the directors and officers, respectively, of the Surviving Entity as of the Effective Time, and those directors and officers shall serve until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation, retirement, disqualification or removal from office in accordance with Applicable Law and the Surviving Entity’s certificate of incorporation and bylaws.

2.6.                            Conversion of Common Stock of Merger Subsidiary and Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a)                                 Each share of common stock, par value $0.10 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.10 per share, of the Surviving Entity.

(b)                                 Each Outstanding Share (i) shall be automatically converted into the right to receive the Per Share Merger Consideration, payable (in accordance with Section 2.11) to the holder thereof, without interest thereon, and (ii) shall otherwise cease to be outstanding, shall be canceled and cease to exist; provided, however, that Dissenting Shares shall not be so converted or represent the right to receive the foregoing consideration, but the holders of such Dissenting Shares shall only be entitled to such rights as are set forth in Section 2.9.

(c)                                  Each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be automatically canceled without any conversion thereof, and no payment or distribution shall be made with respect thereto.

(d)                                 If, between the date of this Agreement and the Effective time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class by reason of any stock split, combination, reclassification, recapitalization, exchange, stock dividend or other distribution payable in Parent Common Stock or Company Common Stock (or if a record date with respect to any of the foregoing actions should occur), then the Per Share Merger Consideration shall, without duplication, be correspondingly adjusted.

2.7.                            Treatment of Company Restricted Stock.  At the Effective Time:

(a)                                 The Company Stock Incentive Plan shall merge with and into the Parent Stock Incentive Plan and shall be assumed by Parent, with the Parent Stock Incentive Plan surviving in the form attached hereto as Exhibit 2.7(a).

(b)                                 By virtue of the Merger and without any action on the part of any party, each share of Company Restricted Stock (i) shall be converted into the right to receive the Parent Restricted Stock representing the Per Restricted Share Merger Consideration, payable (in accordance with Section 2.11) to the holder thereof, without interest thereon, which Parent Restricted Stock shall be issued pursuant to the Parent Stock Incentive Plan, and (ii) shall otherwise cease to be outstanding, shall be cancelled and retired and cease to exist; provided, however, that Dissenting Shares shall not be so converted or represent the right to receive the foregoing consideration, but the holders of such Dissenting Shares shall only be entitled to such rights as are set forth in Section 2.9.  The parties acknowledge and agree that the Merger and the transactions contemplated hereby do not constitute a “Change of Control” as that term is defined under the Company Stock Incentive Plan.

(c)                                  The existing award agreements covering the Company Restricted Stock will be amended (or amended and restated) to cover the Parent Restricted Stock received by the Company Restricted Stockholders as the Merger Consideration, and the terms and conditions of such amended agreements will be substantially similar to the existing award agreements governing the award of shares of Company Restricted Stock to Company Restricted Stockholders, including vesting provisions based on the original grant date of the Company Restricted Stock and other terms and conditions of such award agreements.  Parent shall take all actions necessary to facilitate the foregoing, including, without limitation, entering into amendments and/or providing each Company Restricted Stockholder with notice of the transition of the Company Restricted Stock to the Parent Restricted Stock (each, a “Restricted Stock Transition Document”) for each Company Restricted Stockholder to countersign, evidencing receipt of such Restricted Stock Transition Document.

(d)                                 If, between the date of this Agreement and the Effective time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class by reason of any stock split, combination, reclassification, recapitalization, exchange, stock dividend or other distribution payable in Parent Common Stock or Company Common Stock (or if a record date with respect to any of the foregoing actions should occur), then the Per Restricted Share Merger Consideration shall, without duplication, be correspondingly adjusted.

2.8.                            Letter of Transmittal.  Prior to the Closing Date, Parent shall deliver to each record holder of Outstanding Shares (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Parent (the “Letter of Transmittal”) and (B) instructions for effecting the surrender of such Certificates in exchange for the consideration such Company Common Stockholder has the right to receive pursuant to Sections 2.6(b) and 2.11(a)(i).

2.9.                            Dissenters’ Rights.

(a)                                 Promptly following the adoption of this Agreement, the Company shall provide each Company Stockholder who shall not have voted in favor of the adoption of this Agreement or consented thereto in writing, with notice of such Company Stockholder’s appraisal rights pursuant to Section 262 of the DGCL.  The Company or Surviving Entity, as applicable, shall give Parent prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company or Surviving Entity, as applicable, from any Company Stockholders, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in connection therewith and the opportunity to participate in and direct all negotiations with respect to any such demands for appraisal.  The Company shall not, except with the prior written consent of the Parent (such consent not be to be unreasonably withheld, conditioned or delayed), make any payment or agree to make any payment with respect to any demand for appraisal or agree to settle any such demands.

(b)                                 Notwithstanding any provision of this Agreement to the contrary, no shares of Company Common Stock that are owned of record immediately prior to the

Effective Time by Company Stockholders who have neither voted such shares in favor of the adoption of this Agreement nor consented thereto in writing and who have properly demanded and perfected the right, if any, for appraisal of such shares in accordance with the provisions of Section 262 of the DGCL and have not withdrawn or lost such right to appraisal (collectively, the “Dissenting Shares”) shall be converted into or represent a right to receive the Merger Consideration, but the holder of such Dissenting Shares shall only be entitled to such appraisal rights as are granted by the DGCL.  If a Company Stockholder who demands appraisal of such shares of Company Common Stock under the DGCL shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal with respect to such shares, then, as of the occurrence of such withdrawal or loss, such shares shall be deemed to have been converted into as of the Effective Time, and shall represent only the right to receive, in accordance with Sections 2.6, 2.7 and 2.11(a), the Merger Consideration and other consideration described in Sections 2.6 and 2.7 without interest thereon.

2.10.                     Closing of Transfer Books.  From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made.  From and after the Effective Time, the holders of Outstanding Shares and the holders of Company Restricted Stock immediately prior to the Effective Time shall cease to have any rights with respect to such Outstanding Shares or shares of Company Restricted Stock, respectively, except as otherwise provided for in this Agreement or by Applicable Law.

2.11.                     Closing Payments.

(a)                                 At the Closing, Parent shall deliver or cause to be delivered, or pay or cause to be paid, as applicable:

(i)                                                 to each Company Common Stockholder holding a Certificate that immediately prior to the Effective Time represented Outstanding Shares, promptly upon receipt by Parent of a completed and duly executed Letter of Transmittal and applicable Certificate, a Parent Stock Certificate, in the name and denomination as set forth in the Merger Consideration Certificate, representing the Merger Consideration; and

(ii)                                              to each Company Restricted Stockholder, a Restricted Stock Transition Document.

(b)                                 Each of the Surviving Entity and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Company Stockholder pursuant to this Article 2 any amounts as the Surviving Entity or Parent, as the case may be, is required to deduct and withhold with respect to payment under any provision of federal, state or local income Tax law.  If the Surviving Entity or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholders in respect of which the Surviving Entity or the Parent, as the case may be, made such deduction or withholding.  No interest shall accrue or be paid on the consideration payable to Company Stockholders pursuant to this Article 2 upon the delivery of Certificates.

(c)                                  Parent will, within five (5) Business Days after the 270th day following the Closing Date, return to the Surviving Entity any portion of the consideration remaining to be paid to Company Stockholders pursuant to this Article 2 who have not yet surrendered their Certificates or perfected their rights of appraisal, as the case may be, and any other funds which are to be distributed to Company Stockholders.  Any Company Stockholders shall thereafter be entitled to look only to Parent and the Surviving Entity for payment of their claims for the consideration set forth in Sections 2.6, 2.7 and in this Section 2.11, without interest thereon.

(d)                                 If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, an indemnity against any claim that may be made against it with respect to such Certificate, the Parent will issue in exchange for such lost, stolen or destroyed Certificate the consideration otherwise payable pursuant to this Article 2.

(e)                                  Any Parent Stock Certificates delivered or shares of Parent Restricted Stock paid for the benefit of a Company Stockholder that are attributable to a Dissenting Share shall be available to pay the fair value of such Dissenting Share for which appraisal rights are perfected pursuant to Section 262 of the DGCL.

2.12.                     Legend on Parent Stock Certificates.  Each Parent Stock Certificate shall bear the following legend:

THE OFFERING AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS SUCH OFFER, SALE, PLEDGE OR HYPOTHECATION IS REGISTERED UNDER THE SECURITIES ACT AND THE SECURITIES LAWS OF ANY APPLICABLE STATE OR OTHER JURISDICTION, OR SUCH OFFER, SALE, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION UNDER SUCH LAWS, AS EVIDENCED BY A WRITTEN OPINION OF LEGAL COUNSEL TO SUCH EFFECT, WHICH OPINION AND COUNSEL ARE ACCEPTABLE TO CINCO RESOURCES, INC.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1.                            Representations and Warranties of the Company.  Except as set forth on the Company Disclosure Schedule, as of the date of this Agreement and as of the Closing Date (or, if given as of a specific date, at and as of such date), the Company represents and warrants to Parent and Merger Subsidiary as follows:

(a)           Organization, Good Standing and Other Matters.  The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary.  A true, correct and complete copy of the Company’s certificate of incorporation and bylaws as in effect on the date of this Agreement has been furnished or made available to Parent or its representatives.  The Company is in material compliance with all provisions of its certificate of incorporation and bylaws.

(b)           Corporate Records.  The minute books of the Company accurately reflect actions taken by their Board of Directors, committees of its Board of Directors, and stockholders.  All such actions were properly taken with a quorum present and acting throughout each such meeting.  The stock transfer books of the Company accurately reflect all issuances and transfers of shares of the Company’s capital stock.  The Company possesses its minute books and stock transfer books.

(c)           Capitalization of the Company.  As of the date of this Agreement, the authorized capital stock of the Company consists of 2,000,000 shares of Company Common Stock and 100,000 shares of preferred stock, par value $0.10 per share (the “Company Preferred Stock”).  As of the date of this Agreement and after giving effect to the Pre-Merger Company Transactions, (i) 1,446,546 shares of Company Common Stock are issued and outstanding, including 122,586 shares of Company Restricted Stock awarded under the Company Stock Incentive Plan; and (ii) no shares of Company Preferred Stock are issued and outstanding.  No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which Company Stockholders may vote are issued or outstanding.  All Outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or other similar rights.  Except as set forth above and as set forth on Company Disclosure Schedule 3.1(c), as of the date of this Agreement, there are outstanding (A) no shares of capital stock or other voting securities of the Company; (B) no securities of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of the Company; and (C) no options, warrants, calls, rights, commitments or agreements to which the Company is a party or by which it is bound, in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of capital stock or other voting securities of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

(d)           No Subsidiaries.  The Company has no Subsidiaries.

(e)           Authority.  The Company has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein.  The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated herein or therein have been duly and validly authorized by all necessary corporate action on the part of the Company.  The Board of Directors of the Company has adopted a resolution, as contemplated by Section 251(b) of the DGCL, approving, declaring the advisability of, and recommending that the Company Stockholders adopt, this Agreement.  Other than the adoption of this Agreement by the Company Stockholders, no other proceedings on the part of the Company or the Company Stockholders are necessary to authorize this Agreement and the other Transaction Documents to which the Company is a party, perform its obligations hereunder or thereunder or for the Company to consummate the transactions contemplated herein and therein.  This Agreement and each of the other Transaction Documents to which the Company is or will be a party has been, or upon execution and delivery thereof will be, duly and validly executed and delivered by the Company and, assuming that this Agreement and the other Transaction Documents to which the Company is a party constitute the valid and binding agreement of the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (y) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (z) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(f)            No Conflict; Required Filings and Consents.  The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation by the Company of the transactions contemplated herein and therein will not, (i) violate, conflict with, or result in any breach of any provision of the Company’s certificate of incorporation or bylaws; (ii) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any Material Contract or Lease, except for those set forth on, or incorporated by reference into, Company Disclosure Schedule 3.1(f); or (iii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any Applicable Law binding upon the Company or by which or to which a material portion of the Company’s assets is bound.  No Consent of any Governmental Authority is required in connection with the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party or the consummation by the Company of the transactions contemplated herein or therein, except for (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (B) such Consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the other transactions contemplated in this Agreement and the other Transaction Documents to which the Company is a party.

(g)           Debt.  The Company has no Debt outstanding.

(h)           Bank Accounts.  Company Disclosure Schedule 3.1(h) describes each bank or brokerage account that the Company maintains at any financial institution or otherwise, including any lock box arrangements or safe deposit boxes.

(i)            Compliance with Applicable Laws.  Except as set forth on Company Disclosure Schedule 3.1(i), to the Company’s Knowledge, the Company (i) has operated its business and maintained its assets in compliance in all material respects with all Applicable Laws, and (ii) holds all material permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of its business (the “Company Permits”).  Except as set forth on Company Disclosure Schedule 3.1(i), to the Company’s Knowledge, the Company is in compliance with the terms of the material Company Permits.  As of the date of this Agreement, except as set forth on Company Disclosure Schedule 3.1(i), no investigation or review by any Governmental Authority with respect to the Company is pending or, to the Company’s Knowledge, threatened.  For purposes of this Section 3.1(i), the term “Applicable Laws,” as used in clause (i) above, shall not include any Environmental Laws, any Applicable Laws relating to Taxes or the subject matters of Sections 3.1(n), (o) or (q).

(j)            Litigation.  Except as set forth on Company Disclosure Schedule 3.1(j), as of the date of this Agreement there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or, to the Company’s Knowledge, threatened against the Company by or before any arbitrator or Governmental Authority, nor are there any reviews or investigations relating to the Company pending or, to the Company’s Knowledge, threatened by or before any arbitrator or any Governmental Authority.  There are no outstanding judgments, decrees, injunctions, awards or orders against the Company.

(k)           Insurance.  Set forth on Company Disclosure Schedule 3.1(k), as of the date of this Agreement, is a true, correct and complete list of all workers’ compensation, title, fire, general liability, fiduciary liability, directors’ and officers’ liability, theft and other forms of property and casualty insurance held by the Company and all fidelity bonds that are material to the Company.  Except for policies that have been, or are scheduled to be, terminated in the ordinary course of business and consistent with past practices of the Company and in accordance with the terms thereof, each of the insurance policies set forth on Company Disclosure Schedule 3.1(k) is in full force and effect.

(l)            Good and Marketable Title.  The Company has Good and Marketable Title to all Oil and Gas Interests, other than seismic and interpretive data licensed from third parties and leased equipment.  All proceeds from the sale of the Company’s share of Hydrocarbons being produced from the Company’s Oil and Gas Properties are currently being paid in full to the Company by the purchasers thereof on a timely basis, and none of such proceeds is currently being held in suspense by such purchaser or any other party, except as set forth on Company Disclosure Schedule 3.1(l).

(m)          Certain Property.  The Company does not own any Real Property, except or as otherwise set forth in Company Disclosure Schedule 3.1(m).

(n)           Environmental Matters.  Except as set forth in Company Disclosure Schedule 3.1(n):

(i)                to the Company’s Knowledge, it has conducted its business and operated its assets, and is conducting its business and operating its assets, and the condition of all facilities and properties (including off site storage or disposal of any Hazardous Substances from such facilities or properties) currently or formerly owned, leased or operated by the Company is, in material compliance with all applicable Environmental Laws;

(ii)               the Company has not been notified by any Governmental Authority that any of the operations or assets of the Company is the subject of any investigation or inquiry by any Governmental Authority evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Substances or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Substances where such investigation or inquiry has not been fully resolved and satisfied as of the date hereof;

(iii)              to the Company’s Knowledge, it does not have any material liability (contingent or otherwise) in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned or leased by the Company, or (ii) the storage or disposal of any Hazardous Substances;

(iv)              the Company has not received any written claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any applicable Environmental Law or regarding current or potential liability under any applicable Environmental Law or any natural resource damage claim relating to operations or conditions of any facilities or property (including off site storage or disposal or release of any Hazardous Substances from such facilities or property) currently or formerly owned, leased or operated by the Company;

(v)               to the Company’s Knowledge, no property now or previously owned, leased or operated by the Company is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;

(vi)              to the Company’s Knowledge, it is not directly transporting, has not directly transported, is not directly arranging for the transportation of, or has not directly transported, any Hazardous Substances to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against the Company for remedial work, damage to natural resources or personal injury, including claims under CERCLA;

(vii)             except as would not reasonably be expected to have a Material Adverse Effect, there are no sites, locations or operations at which the Company is obligated to undertake, is currently undertaking, or has completed, any remedial or response action relating to any disposal or release, as required by applicable Environmental Laws; and

(viii)            to the Company’s Knowledge, except as would not reasonably be expected to have a Material Adverse Effect, all underground storage tanks and solid waste disposal facilities owned or operated by the Company are used and operated in material compliance with applicable Environmental Laws.

(o)           Taxes.  Except as set forth on Company Disclosure Schedule 3.1(o):

(i)                (A) All material Tax Returns which have been required to be filed by the Company have been timely filed and such Tax Returns were true, correct and complete in all material respects; (B) all material Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid in full; (C) all withholding Tax requirements imposed on the Company have been satisfied in all material respects; (D) there are no Liens with respect to Taxes upon any assets of the company other than Permitted Liens; (E) there is not in force any waiver or agreement for any extension of time for the assessment or payment of any material Tax with respect to the periods covered by any such Tax Returns; (F) no material claim, assessment or deficiency against the Company for any Taxes has been asserted in writing by any Government Authority with respect to any such Tax Returns; and (G) the Company has not executed any extension agreement or waiver of any statute of limitations with respect to the assessment or collection of any tax against them.

(ii)               There is no existing Tax sharing agreement that may or will require that any payment be made by the Company to a Person other than the Company on or after the Closing Date.

(iii)              Except as stated on Company Disclosure Schedule 3.1(o)(iii), neither the Internal Revenue Service (“IRS”) nor any other Taxing authority has contacted the Company concerning a future audit or examination of any Tax reports and Tax Returns that include the Company.  In addition, no such audit or examination is in process or has occurred with respect to any period for which the statue of limitations has not expired.

(iv)              To the Company’s Knowledge, no election under Section 83(b) of the Code has been made by any Company Restricted Stockholder with respect to any share of Company Restricted Stock, nor will any such election be made by a Company Restricted Stockholder with respect to any share of Parent Restricted Stock received as Per Restricted Share Merger Consideration.

(p)           Material Contracts.  Set forth on, or incorporated by reference into, Company Disclosure Schedule 3.1(p), as of the date of this Agreement, is a true, correct and complete list of all Material Contracts to which the Company is a party or by which the Company is otherwise bound.  A true, correct and complete copy of each Material Contract has been furnished or made available to Parent or its representatives.  As of the date of this

Agreement, the Company is not in default under any such Material Contract, except as set forth on Company Disclosure Schedule 3.1(p).  To the Company’s Knowledge, as of the date of this Agreement, there has not occurred any event that (with the lapse of time or the giving of notice or both) would constitute a default under any Material Contract by the Company, except as set forth on Company Disclosure Schedule 3.1(p).

(q)           ERISA Compliance; Labor.

(i)                With the exception of the Company Stock Incentive Plan, neither the Company nor any other entity required to be aggregated with the Company under Section 414 of the Code, but specifically excluding Parent and its Subsidiaries if aggregation of such entities is required under Section 414 of the Code (the “Aggregated Group”), now sponsors, administers, maintains, contributes to or is required to contribute to, or within the past six years has sponsored, administered, maintained, contributed to or been required to contribute to, any Employee Benefit Plan.

(ii)               As of the Effective Time, the Company will not sponsor, maintain, administer or have any obligation to contribute to any Employee Benefit Plan and, except as provided in Section 2.7, will not have any liability under any Employee Benefit Plan.

(iii)              The Company has no employees and has no obligations to any former employees.

(iv)              No labor associations, organizations, or unions have been certified to represent any employee of the Company, and no collective bargaining agreement or other labor union contract has been requested by any employee or group of employees of the Company, and no discussions or negotiations with respect to any such agreement or contract have occurred.

(v)               To the Company’s Knowledge, the Company is in material compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding or Social Security taxes and similar taxes.

(vi)              There is no contract, agreement, plan or arrangement covering any Person that as a consequence of the transactions contemplated by this Agreement or otherwise, could give rise to the payment of any amount that would not be deductible by the Company by reason of Section 280G of the Code.

(r)            Intellectual Property.  The Company owns, or has the license or right to use in the United States, all Intellectual Property currently used and necessary to conduct its business as presently conducted.  To the Company’s Knowledge, as of the date of this Agreement, no third party has asserted against the Company a claim in writing that the Company is infringing the Intellectual Property of such third party that has not been resolved.  To the Company’s Knowledge, as of the date of this Agreement, no third party is infringing the Intellectual Property owned or exclusively licensed by the Company.

(s)            Prepayments; Hedging; Calls.  Except as set forth in Company Disclosure Schedule 3.1(s):

(i)                the Company has no outstanding obligations for the delivery of Hydrocarbons attributable to any of the Oil and Gas Interests of the Company in the future on account of prepayment, advance payment, take or pay or similar obligations without then or thereafter being entitled to receive full value therefor;

(ii)               the Company is not bound by any future, hedge, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, interest rates, currencies or securities; and

(iii)              no Person has any call upon, option to purchase, or similar rights with respect to the production of Hydrocarbons attributable to the Oil and Gas Interests of the Company, except for any such call, option or similar right at market prices, and upon consummation of the transactions contemplated by this Agreement, the Company will have the right to market production from the Oil and Gas Interests of the Company on terms no less favorable than the terms upon which such production is currently being marketed.

(t)            Broker’s Commissions.  The Company has not, directly or indirectly, entered into any agreement with any Person that would obligate the Company to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

(u)           Affiliate Transactions.  Except as disclosed in Company Disclosure Schedule 3.1(u), (i) after giving effect to the Pre-Merger Company Transactions, there is no Debt between the Company, on the one hand, and any Company Stockholder or any Affiliate (other than the Company) of such Company Stockholder on the other, (ii) except for the Contract Operating Agreement which will be terminated at Closing, none of the Company Stockholders or any Affiliates thereof provides or causes to be provided any assets, services or facilities to the Company, and (iii) the Company does not provide or cause to be provided any assets, services or facilities to any Company Stockholder or any Affiliate of such Company Stockholder.  Except as disclosed in Company Disclosure Schedule 3.1(u), each of the transactions listed in Company Disclosure Schedule 3.1(u) was incurred or engaged in, as the case may be, on an arm’s-length basis and in the ordinary course of business.

(v)           Tax-Free Reorganization.  The Company has not taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

(w)          Intentionally Omitted.

(x)           Joint Interest, Royalty Audits.  As of the date of this Agreement, the Company is not the subject of any joint interest audit or, to the Company’s Knowledge, royalty audit involving the Oil and Gas Interests.

(y)           Royalties.  To the Company’s Knowledge, all royalties and other payments due under the Leases during the Company’s ownership thereof have been paid in all material respects in accordance with the terms of the applicable Lease.

(z)           Imbalances.  To the Company’s Knowledge, except as set forth in Company Disclosure Schedule 3.1(z), there are no gas, production, sales, processing, pipeline or transportation imbalances with respect to the Oil and Gas Interests as of October 1, 2011.

(aa)         Leases.  Except as set forth in Company Disclosure Schedule 3.1(aa), to the Company’s Knowledge, (i) the Leases have been maintained according to their terms; (ii) no other party to any Lease is in breach or default with respect to any of its material obligations thereunder; and (iii) while owned by the Company there has not occurred any event, fact or circumstance which with the lapse of time or the giving of notice, or both, would constitute a material breach or default by the Company of its material obligations under any Lease.

(bb)         AFE’s; Commitments.  To the Company’s Knowledge, except as set forth in the Company Disclosure Schedule 3.1(bb), (i) the Company has not incurred or made or entered into any commitments to incur capital expenditures in excess of $1,000,000, individually, or $10,000,000 in the aggregate, net to the Company’s Working Interest, in connection with the ownership or operation of the Oil and Gas Interests, excluding routine expenses incurred in the normal and ordinary operation of the Oil and Gas Properties in accordance with generally accepted practices in the oil and gas industry; and (ii) no proposals in excess of $1,000,000 net to the Company’s Working Interest per proposal are currently outstanding (whether made by the Company or by any other party) to drill additional wells, or to deepen, plug back, or rework existing wells, or to conduct other operations for which consent is required under the applicable operating agreement, or to conduct any other operations, or to abandon any wells, on the Oil and Gas Properties.

(cc)         Reserve Reports.  The Company has furnished to Parent true, correct and complete copies of the Company’s reserve reports, dated as of May 31, 2011, with respect to the Oil and Gas Interests, as such reports are more fully described in Company Disclosure Schedule 3.1(cc), and, except as set forth in Company Disclosure Schedule 3.1(cc), such reserve reports have not been restated, amended, modified or withdrawn.

(dd)         Wells.  To the Company’s Knowledge, all wells located on the Oil and Gas Properties or lands pooled therewith have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance with the applicable Leases and Applicable Laws, except for such noncompliance as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(ee)         Plugging and Abandonment Obligations.  Except as set forth in Company Disclosure Schedule 3.1(ee) or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no wells located on the Leases that are currently required under Applicable Law or contract to be plugged and abandoned.

(ff)          Consents and Preferential Purchase Rights.  Except as set forth in Company Disclosure Schedule 3.1(ff), none of the Leases are subject to any preferential rights to purchase or restrictions on assignment or required third-party consents to assignment which may be applicable to the transactions contemplated by this Agreement, except for governmental consents and approvals of assignments that are customarily obtained after Closing.

(gg)         Accredited Investors.  All holders of the Outstanding Shares are “accredited investors” as defined in Rule 501 promulgated under the Securities Act.

(hh)         Rule 701.  All holders of Company Restricted Stock are employees, consultants or advisers of Parent and entitled to receive awards of Parent Restricted Stock under the Parent Stock Incentive Plan.

(ii)           No Advertising.  To the Company’s Knowledge, the issuance of Parent Common Stock to the Company Stockholders pursuant to this Agreement was not made by means of any publicly disseminated advertisements of sales literature.

(jj)           Restricted Shares.  The Company understands that the issuance of Parent Common Stock pursuant to this Agreement will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the shares of Parent Common Stock issued pursuant to this Agreement will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations such shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.  In this connection, the Company has duly informed the Company Stockholders of such restrictions on resale.

3.2.         Representations and Warranties of Parent and Merger Subsidiary.  Except as set forth on Parent Disclosure Schedule, as of the date of this Agreement and as of the Closing Date (or, if given as of a specific date, at and as of such date), Parent and the Merger Subsidiary jointly and severally represent and warrant to the Company and the Company Stockholders as follows:

(a)           Organization Good Standing and Other Matters.  Parent and Merger Subsidiary are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent and Merger Subsidiary has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each of Parent and Merger Subsidiary is duly qualified to do business as a foreign corporation in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not materially impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated in this Agreement.  Parent directly owns all of the issued and outstanding equity interests in Merger Subsidiary free and clear of all Liens.  A true, correct and complete copy of the certificate of incorporation and bylaws of Parent and Merger Subsidiary, as in effect on the date of this Agreement, has been furnished to the Company or its representatives.

(b)           Authority.  Each of Parent and Merger Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated herein and therein.  The execution, delivery and performance of this Agreement and the other Transaction Documents by each of Parent and Merger Subsidiary and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary; except for the adoption of this Agreement by Parent as the sole stockholder of Merger Subsidiary.  No other proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement and the other Transaction Documents to which Parent or Merger Subsidiary is a party, to perform Parent’s or Merger Subsidiary’s obligations hereunder and thereunder or for Parent and Merger Subsidiary to consummate the transactions contemplated herein and therein.  This Agreement and the other Transaction Documents to which either of Parent or Merger Subsidiary is or will be a party have been, or upon execution and delivery will be, duly and validly executed and delivered by each of Parent and Merger Subsidiary, as applicable, and, assuming that this Agreement and the other Transaction Documents constitute the valid and binding agreement of the other parties thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(c)           No Conflict; Required Filings and Consents.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the other Transaction Documents to which either is a party do not, and consummation of the transactions contemplated herein and therein will not, (i) violate, conflict with, or result in any breach of any provisions of the certificate of incorporation or bylaws of Parent or Merger Subsidiary; (ii) subject to obtaining the consent of the lenders under the Parent Credit Agreement, violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any material contract, loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement, or other instrument or obligation, to which Parent or Merger Subsidiary is a party or by which Parent or Merger Subsidiary or any material portion of their respective assets is bound; or (iii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any Applicable Law binding upon Parent or Merger Subsidiary or by which they or any material portion of their respective assets is bound, except, with respect to clauses (ii) and (iii), such violations, conflicts, breaches or defaults as would not interfere with the ability of either of Parent or Merger Subsidiary to perform its obligations under this Agreement and the other Transaction Documents to which it is a party.  No Consent of any Governmental Authority is required by or with respect to Parent or Merger Subsidiary in connection with the execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the other Transaction Documents to which either of them is a party or the consummation of the transactions contemplated herein and therein, except for (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (B) such Consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the other transactions contemplated by this Agreement and the other Transaction Documents to which Parent or Merger Subsidiary is a party, and (C) such other Consents, the failure of which to obtain would not interfere with the ability of Parent and Merger Subsidiary to perform their respective obligations under this Agreement and the other Transaction Documents to which either of them is or will be a party.

(d)           Litigation.  Except as set forth on Parent Disclosure Schedule 3.2(d), as of the date of this Agreement there is no action, suit or judicial or administrative proceeding pending or, to the Knowledge of Parent or Merger Subsidiary, threatened against Parent or Merger Subsidiary relating to the transactions contemplated by this Agreement or which, if adversely determined, would adversely affect the ability of Parent or Merger Subsidiary to perform its obligations and agreements under this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated herein and therein.

(e)           Surviving Entity After the Merger.  Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated herein, the Surviving Entity (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) will have adequate capital with which to engage in its business; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

(f)            No Brokers.  Except as set forth on Parent Disclosure Schedule 3.2(f), neither the Company nor any of the Company Stockholders will be obligated for any broker’s, finder’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

(g)           Capitalization of Parent.  As of the date of this Agreement and after giving effect to the Pre-Merger Parent Transactions, the authorized capital stock of Parent consists of 5,000,000 shares of Parent Common Stock and 880,000 shares of preferred stock, par value $0.10 per share (the “Parent Preferred Stock”).  As of the date of this

Agreement and after giving effect to the Pre-Merger Parent Transactions, (i) 2,730,821 shares of Parent Common Stock are issued and outstanding, including 246,614 shares of Parent Common Stock awarded under the Parent Stock Incentive Plan; and (ii) no shares of Parent Preferred Stock are issued and outstanding.  No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock or Parent Preferred Stock may vote are issued and outstanding.  All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or other similar rights.  Except as set forth above, as set forth on Parent Disclosure Schedule 3.2(g), as of the date of this Agreement, there are outstanding (x) no shares of capital stock or other voting securities of Parent, (y) no securities of Parent convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of Parent, and (z) no options, warrants, calls, rights, commitments or agreements to which Parent is a party or by which it is bound, in any case obligating Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of capital stock or other voting securities of Parent, or obligating Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

(h)           Merger Consideration.

(i)                The issuance of the Parent Common Stock pursuant to this Agreement has been duly authorized and upon consummation of the Merger in accordance with the terms and conditions of this Agreement, the Parent Common Stock issued pursuant to this Agreement will have been validly issued, fully paid, non-assessable, and issued without application of preemptive rights, have the rights, preferences, and privileges specified in the certificate of incorporation of Parent, and will be free and clear of all Liens and restrictions, other than the restrictions imposed by this Agreement and the Securities Act and state securities and blue sky laws.

(ii)               Assuming that the representations and warranties of the Company contained in this Agreement and true and correct in all material respects, the Parent Common Stock issued pursuant to this Agreement is being offered and sold under exemptions from registration provided for in the Securities Act.  Parent has not furnished any offering literature or prospectus to any Company Stockholder in connection with this Agreement or the transactions contemplated hereby nor has Parent publicly disseminated any advertisements of sales literature relating to this Agreement or the transactions contemplated hereby.

(i)            Tax-Free Reorganization.  Neither Parent nor any of Parent’s Subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code (including any prearranged transfer of the Company or the Company’s assets after the Merger); provided that Parent is not advising the Company or the Company Stockholders as to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and the Company and the Company Stockholders are relying on their own counsel and advisors.

ARTICLE 4
COVENANTS OF THE COMPANY

4.1.         Termination of Agreements.  The Company shall take such action as may be reasonably necessary to cause the Company Stockholders’ Agreement and the Contract Operating Agreement to be terminated in full and of no further force or effect as of and after the Closing Date.

ARTICLE 5
COVENANTS OF PARENT AND MERGER SUBSIDIARY

5.1.         Termination of Agreements.  Parent shall take such action as may be reasonably necessary to: (i) terminate the Parent Stockholders’ Agreement prior to the effectiveness of the Parent Registration Statement; and (ii) terminate the Contract Operating Agreement as of the Closing Date.

5.2.         Indemnification of Officers, Directors, Employees and Agents.

(a)           From and after the Closing Date, the Surviving Entity (whose indemnification obligations provided by this Section 5.2 shall be binding, jointly and severally, on the Surviving Entity and any successor entities which may be wholly owned by Parent and which may hereafter own and operate any material part of the business and properties owned by the Company at the Closing Date), shall, to the fullest extent permitted by law, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, a director or officer of the Company (the “D&O Indemnified Persons”) against all losses, claims, damages, costs, expenses (including attorneys’ and other professionals’ fee and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, arising out of or pertaining to acts or omissions in their capacities as such, and whether asserted or claimed prior to, at or after the Closing Date (“D&O Indemnified Liabilities”), including all D&O Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Transaction Documents or the transactions contemplated hereby and thereby, in each case to the fullest extent the Surviving Entity is permitted under the DGCL to indemnify its own directors or officers (and Parent and the Surviving Entity shall, jointly and severally, pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each D&O Indemnified Person to the fullest extent the Surviving Entity is permitted under the DGCL to advance expenses to its directors and officers in connection with claims, actions, proceedings and suits involving such Persons) only upon delivery to the Company or Surviving Entity, as the case may be, of an undertaking, by or on behalf of such D&O Indemnified Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Section 5.2(a) or otherwise.  In determining whether a D&O Indemnified Person is entitled to indemnification under this Section 5.2, if requested by such D&O Indemnified Person, such determination shall be made by special, independent counsel selected by the Surviving Entity and approved by the D&O Indemnified Person (which approval shall not be unreasonably withheld) and who has not otherwise performed services for the Surviving Entity or its Affiliates within the last three (3) years (other than in connection with such matters).  Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any D&O Indemnified Persons (whether arising before or after the Closing Date), (i) the D&O Indemnified Persons may retain the Company’s regularly engaged independent legal counsel or other counsel satisfactory to them and reasonably satisfactory to the Company (or satisfactory to them and reasonably satisfactory to Parent and the Surviving Entity after the Closing Date), and Parent and the Surviving Entity shall pay all reasonable fees and expenses of such counsel for the D&O Indemnified Persons as promptly as statements therefor are received and (ii) Parent shall cause the Surviving Entity to use its commercially reasonable best efforts to assist in the vigorous defense of any such matter, provided that the Surviving Entity shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and provided further that neither Parent nor the Surviving Entity shall be obligated pursuant to this Section 5.2 to pay the fees and disbursements of more than one counsel for all D&O Indemnified Persons in any single claim, action, suit, proceeding or investigation, unless there is or may be a conflict of interests between two or more of such D&O Indemnified Persons, in which case there may be separate counsel for each similarly situated group.  Any D&O Indemnified Person wishing to claim indemnification under this Section 5.2, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Entity (but the failure so to notify shall not relieve a party from any liability that it may have under this Section 5.2 except to the extent such failure materially prejudices such party’s position with respect to such claims) and shall deliver to Parent and the Surviving Entity the undertaking contemplated by Section 145(e) of the DGCL or any similar undertaking contemplated by the DGCL, but without any requirement for the posting of a bond or any other terms or conditions other than those expressly set forth herein.

(b)           Parent and the Surviving Entity shall not amend, repeal or otherwise modify the certificate of incorporation or bylaws of the Surviving Entity or manage the Surviving Entity or any of its Subsidiaries in any manner that would affect adversely the rights to indemnification, advancement of expenses and exculpation of directors thereunder of individuals who at and at any time prior to the Closing Date were directors, officers, employees or agents of the Company.  Parent shall, and shall cause the Surviving Entity to, honor any indemnification agreements between the Company and any of its directors, officers or employees.  To the extent not already in existence, D&O indemnification agreements consistent with the terms of the existing organizational documents will be executed by Company directors and management prior to consummation of the Merger.

(c)           Parent and the Surviving Entity shall indemnify any D&O Indemnified Person against all reasonable costs and expenses (including attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 5.2(a), relating to the enforcement of such D&O Indemnified Person’s rights under this Section 5.2 or under any charter, bylaw or contract only upon delivery to the Company or Surviving Entity, as the case may be, of an undertaking, by or on behalf of such D&O Indemnified Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Section 5.2(a) or otherwise.  Any amounts due pursuant to this Section 5.2 shall be payable upon request by the D&O Indemnified Person and shall bear interest from the date such were originally due and payable at a rate equal to the prime rate of interest as announced by JPMorgan Chase Bank, N.A. as in effect on the date of such initial request plus three percent (3%).

(d)           Prior to the Closing Date, the Company will purchase a six (6) year directors’ and officers’ liability insurance and fiduciary liability insurance covering the D&O Indemnified Persons who are currently covered by the Company’s existing directors’ and officers’ liability insurance or fiduciary liability insurance policies for claims arising from conduct occurring before the Closing Date, and the Parent will take no action which would interfere with the benefit of such policy during such term.

ARTICLE 6
OTHER COVENANTS OF THE PARTIES

6.1.         Investigation and Agreement by Parent and Merger Subsidiary; No Reliance.

(a)           Each of Parent and Merger Subsidiary acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its businesses and operations, and Parent and Merger Subsidiary have been furnished with or given full access to such information about the Company and its businesses and operations as they requested.  In connection with Parent’s and Merger Subsidiary’s investigation of the Company and its businesses and operations, Parent, Merger Subsidiary and their respective representatives have received from the Company or its representatives certain projections and other forecasts for the Company and certain estimates, plans and budget information.  Parent and Merger Subsidiary acknowledge and agree that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; (ii) Parent and Merger Subsidiary are familiar with such uncertainties; and (iii) Parent and Merger Subsidiary are taking full responsibility for making their own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or their representatives.

(b)           Each of Parent and Merger Subsidiary agrees that, except for the representations and warranties made by the Company that are expressly set forth in Section 3.1 of this Agreement, none of the Company, any Company Stockholder, or any of their respective Affiliates or representatives has made and shall not be deemed to have made to any of Parent, Merger Subsidiary or their respective Affiliates or representatives any representation or warranty of any kind.  Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the Company and set forth in Section 3.1, each of Parent and Merger Subsidiary agrees that none of the Company, any Company Stockholder, or any of their respective Affiliates or representatives makes or has made any representation or warranty to Parent, Merger Subsidiary or to any of their respective representatives or Affiliates with respect to:

(i)                any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or the future business, operations or affairs of the Company heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their respective representatives or Affiliates; or

(ii)               any other information, statements or documents heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their respective representatives or Affiliates, including the information contained in the on line data room, with respect to the Company or the business, operations or affairs of the Company, except as expressly covered by representations and warranties made by the Company and set forth in Section 3.1.

6.2.         Investigation and Agreement by the Company; No Reliance.

(a)           The Company acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, Parent and its businesses and operations, and the Company has been furnished with or given full access to such information about Parent and its businesses and operations as it requested.  In connection with the Company’s investigation of Parent and its businesses and operations, the Company and its respective representatives have received from Parent or its representatives certain projections and other forecasts for Parent and certain estimates, plans and budget information.  The Company acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; (ii) the Company is familiar with such uncertainties; and (iii) the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it or its representatives.

(b)           The Company agrees that, except for the representations and warranties made by the Parent and Merger Subsidiary that are expressly set forth in Section 3.2 of this Agreement, none of Parent, Merger Subsidiary, any Parent stockholder, or any of their respective Affiliates or representatives has made and shall not be deemed to have made to the Company or its Affiliates or representatives any representation or warranty of any kind.  Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by Parent and Merger Subsidiary and set forth in Section 3.2, the Company agrees that none of Parent, Merger Subsidiary, any Parent stockholder, or any of their respective Affiliates or representatives makes or has made any representation or warranty to the Company or to its representatives or Affiliates with respect to:

(i)            any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Parent or the future business, operations or affairs of Parent heretofore or hereafter delivered to or made available to the Company or its representatives or Affiliates; or

(ii)           any other information, statements or documents heretofore or hereafter delivered to or made available to the Company or its representatives or Affiliates, including the information contained in the on line data room, with respect to Parent or the business, operations or affairs of the Parent, except as expressly covered by representations and warranties made by Parent and Merger Subsidiary and set forth in Section 3.2.

6.3.         Confidentiality of Agreement.  The parties agree to keep the terms of this Agreement confidential, subject to such disclosures regarding it as may be mutually agreed to by the parties or required to be made by a party under Applicable Laws, in the opinion of such party’s counsel.

6.4.         Tax Matters.

(a)           Parent and the Company shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and before or after the Closing Date, neither Parent nor the Company shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act would reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.  Parent and the Company shall comply with the record keeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3.

(b)           This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(c)           The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Closing Date.  Each of Parent and the Company shall pay, without deduction from any amount payable to holders of Company Common Stock and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Authority, which becomes payable in connection with the Merger.

ARTICLE 7
CONDITIONS PRECEDENT

7.1.         Conditions to Each Party’s Obligation.  The respective obligations of the Company, Parent and Merger Subsidiary to effect the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)           Consents and Approvals.  All Consents of or imposed by any Governmental Authority necessary (excluding Consents relating to use, occupancy, Taxes, environmental and similar matters) for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained, occurred or have been made.

(b)           No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or any other Transaction Document shall be in effect.

(c)           No Action.  No action shall have been taken nor any statute, rule or regulation shall have been enacted by any Governmental Authority that makes the consummation of the transactions contemplated by this Agreement or any other Transaction Document illegal.

(d)           Stockholder Approval.  This Agreement shall have been adopted by the requisite affirmative vote of the Company Stockholders in accordance with the DGCL and the Company’s Certificate of Incorporation.

(e)           Pre-Merger Transactions.  The Pre-Merger Company Transactions and the Pre-Merger Parent Transactions shall have been completed.

7.2.         Conditions to Obligation of Parent and Merger Subsidiary.  The obligation of Parent and Merger Subsidiary to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Parent:

(a)           Representations and Warranties.  Each of the representations and warranties of the Company set forth in Section 3.1 shall be true and correct in all material respects (other than any representation that is subject to a materiality qualifier, which shall be true and correct in all respects after giving effect to such materiality qualification) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date); provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties would be reasonably likely to have a Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Company by the Chairman or the President of the Company to such effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for obligations that are qualified by materiality, each of which the Company shall have performed and complied with in all respects after giving effect to such materiality qualification), and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c)           Closing Deliveries.  All documents, instruments, certificates or other items required to be delivered at the Closing by the Company pursuant to Section 8.2(b) of this Agreement shall have been delivered.

7.3.         Conditions to Obligation of the Company.  The obligation of the Company to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Company:

(a)           Representations and Warranties.  Each of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct in all material respects (other than any representation that is subject to a materiality qualifier, which shall be true and correct in all respects after giving effect to such materiality qualification) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date).  The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer, the Chief Financial Officer or Senior Vice President of Parent to such effect.

(b)           Performance of Obligations of Parent and Merger Subsidiary.  Each of Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed respectively by them under this Agreement at or prior to the Closing Date (except for obligations that are qualified by materiality, each of which Parent and Merger Subsidiary shall have performed and complied with respectively by them in all respects after giving effect to such materiality qualification), and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer, the Chief Financial Officer or Executive Vice President of Parent to such effect.

(c)           Closing Deliveries.  All documents, instruments, certificates or other items required to be delivered at Closing by Parent and Merger Subsidiary pursuant to Section 8.2(a) of this Agreement shall have been delivered.

ARTICLE 8
CLOSING

8.1.         Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 9, and subject to the satisfaction or waiver of the conditions set forth in Article 7, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m. on the date hereof at the offices of Thompson & Knight LLP, 1722 Routh Street, Suite 1500, Dallas, Texas, 75201 unless another date, time or place is mutually agreed to in writing by Parent and the Company.  If any of the conditions set forth in Article 7 are not satisfied or waived at the time the Closing is to occur pursuant to this Section 8.1, Parent or the Company may, by notice to the other, adjourn the Closing to a date specified in that notice (but not later than the Termination Date).  (The date and time on which the Closing, as it may have been adjourned, occurs is the “Closing Date.”)

8.2.         Actions to Occur at Closing.

(a)           At the Closing, Parent and Merger Subsidiary shall deliver or pay, as the case may be, the following in accordance with the applicable provisions of this Agreement:

(i)                Closing Deliveries and Payments.  The deliveries and payments required to be made by Parent under Section 2.11;

(ii)               Certificates.  The certificates described in Section 7.3(a) and (b);

(iii)              Lender Consent.  Evidence of the consent of any lending parties to this Agreement and the transactions contemplated hereby as required under the Parent Credit Agreement;

(iv)              Pre-Merger Parent Transactions.  Evidence of the completion of all Pre-Merger Parent Transactions; and

(v)               Termination of Agreement.  Evidence of the termination of the Contract Operating Agreement.

(b)           At the Closing, the Company shall deliver to Parent the following:

(i)                Certificate.  The certificates described in Section 7.2(a) and (b);

(ii)               Closing Deliveries.  The completed and duly executed Letters of Transmittal required to be delivered to Parent under Section 2.11;

(iii)              Merger Consideration Certificate.  The Merger Consideration Certificate;

(iv)              FIRPTA Certificate.  An affidavit or other certification or documentation (as provided by the Code or the Treasury Regulations promulgated thereunder) by each Company Stockholder that the Company is not a “foreign person” within the meaning of Section 1445 (or similar provisions) of the Code;

(v)               Pre-Merger Company Transactions.  Evidence of the completion of all Pre-Merger Company Transactions; and

(vi)                                          Termination of Agreements.  Evidence of the termination of the Company Stockholders’ Agreement and the Contract Operating Agreement.

(c)                                  At the Closing and pursuant to Section 2.2, the Company and Parent shall cause the Certificate of Merger to be properly executed and filed with the Secretary of State of the State of Delaware.

ARTICLE 9
TERMINATION, AMENDMENT AND WAIVER

9.1.                            Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the receipt of stockholder approval of this Agreement:

(a)                                  by mutual written consent of Parent and the Company;

(b)                                 by either Parent or the Company:

(i)                                                 if a court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling Parent and the Company shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and the other Transaction Documents and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party who did not use reasonable best efforts to lift any such order, decree, ruling or other action has been the primary cause of the condition set forth in this Section 9.1(b)(i) not being satisfied; or

(ii)                                              if the Closing shall not have occurred on or before 5:00 p.m. on the Closing Date (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

9.2.                            Effect of Termination.  In the event of the termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of Parent, Merger Subsidiary or the Company or their respective Affiliates, directors, officers, employees or stockholders, except that (i) Article 1, this Article 9 and Article 10 shall survive such termination and (ii) no such termination shall relieve any party from liability for breach of any term or provision hereof.

ARTICLE 10
GENERAL PROVISIONS

10.1.                     Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing Date.  This Section 10.1 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Closing Date.

10.2.                     Reasonable Efforts; Further Assurances.

(a)                                  Prior to and after the Closing Date, upon the terms and subject to the conditions set forth in this Agreement, all the parties hereto agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any Applicable Laws) to consummate the Merger and make effective the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable, including (i) the obtaining of all Consents of, and the making of all registrations, declarations and filings with, Governmental Authorities and (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of this Agreement and the other Transaction Documents.

(b)                                 At and after the Effective Time, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignment or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to (i) carry out the purposes of this Agreement, and (ii) vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities, and franchises of the Company, and where curative title or corrective action may be required, the parties will take those necessary actions, including but not limited to executing and delivering such further agreements, conveyances, assignments, certificates, instruments and documents and perform such other actions as the requesting party may reasonably request in order to fully consummate the foregoing actions.

10.3.                     Amendment and Modification.  This Agreement may be amended only in writing by an instrument executed by the parties hereto, following action taken or authorized by their respective Boards of Directors (and, in the case of Parent, only upon prior approval by the Special Committee); provided, however, that no amendment shall be made which by Applicable Law requires further approval or adoption by a parties’ stockholders without such further approval or adoption.

10.4.                     Waiver of Compliance.  Any failure of Parent or Merger Subsidiary on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver (including if such waiver is after the Closing the third party beneficiaries set forth in Section 10.7), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

10.5.                     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Governmental Authority making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

10.6.                     Expenses and Obligations.  All costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Agreement shall be borne solely and entirely by the party that has incurred such expenses.

10.7.                     Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns.  Nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein.  Notwithstanding the foregoing, from and after the Closing, as may be applicable, each of Section 5.2 and this Article 10 (to the extent necessary to enforce surviving provisions of the Agreement) are made for the benefit of (a) the Company Stockholders, and (b) any of the Company’s (i) directors and officers, (ii) former directors and officers, and (iii) employees.  From and after the Closing, all of the Persons identified in clauses (a) and (b) in the immediately preceding sentence shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were parties to this Agreement.

10.8.                     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested), sent by facsimile or sent by Federal Express or other recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  If to Parent or Merger Subsidiary, to:

Cinco Resources, Inc.

2626 Howell Street, Suite 800

Dallas, Texas 75204

Attention:	Special Committee of the Board of Directors
c/o James R. Latimer, Chairman
Facsimile:	214-871-5040

with copies to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 770002

Attention:	G. Michael O’ Leary, Esq.
Facsimile:	(713) 238-7130

(b)                                 If to the Company, to:

Cima Resources, Inc.

2626 Howell Street, Suite 800

Dallas, Texas 75204

Attention:	Jon L. Glass, President
Facsimile:	(214) 520-6464

provided, however, that any such notice of change of address shall be effective only upon receipt.  All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if transmitted by facsimile, three (3) Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested and one (1) Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

10.9.                     Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.10.              Time.  Time is of the essence in each and every provision of this Agreement.

10.11.              Entire Agreement.  This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder) and the other Transaction Documents constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the other Transaction Documents.  There are no representations or warranties, agreements or covenants other than those expressly set forth in this Agreement or the other Transaction Documents.

10.12.              Public Announcements.  No party hereto shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Parent and the Company, except that any party may make any disclosure required by Applicable Law (including federal securities laws) if it determines in good faith that it is required to do so and, with respect to each such disclosure, provides the other with prior notice and a reasonable opportunity to review the disclosure.

10.13.              Attorneys’ Fees.  In any action or proceeding instituted by a party arising in whole or in part under, related to, based on, or in connection with, this Agreement or the subject matter hereof, the prevailing party shall be entitled to receive from the losing party reasonable attorney’s fees, costs and expenses incurred in connection therewith, including any appeals therefrom.

10.14.              Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise.  Any assignment in violation of the foregoing shall be null and void.

10.15.              Rules of Construction.

(a)                                  Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that draft it is of no application and is hereby expressly waived.

(b)                                 The inclusion of any information in the Disclosure Schedules (a) shall be deemed to be disclosure of such item on all Disclosure Schedules and under this Agreement and (b) shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedules, that such information is required to be listed in the Disclosure Schedules or that such items are material to the Company, Parent or Merger Subsidiary, as the case may be.  The headings, if any, of the individual sections of each of the Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement.

(c)                                  The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d)                                 All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur.  The word “including” (in its various forms) means “including, without limitation.”  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires.  Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.  Unless the context otherwise requires, all references to a specific time shall refer to Dallas, Texas time.

10.16.              Joint Liability.  Each representation, warranty, covenant and agreement made by Parent or Merger Subsidiary in this Agreement shall be deemed a joint representation, warranty, covenant and agreement made by Parent and Merger Subsidiary jointly and all liability and obligations relating thereto shall be deemed a joint liability and obligation of Parent and Merger Subsidiary.

10.17.              Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.

10.18.              Waiver Of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.19.              Consent to Jurisdiction; Venue.

(a)                                  The parties hereto submit to the personal jurisdiction of the courts of the State of Texas and the Federal courts of the United States sitting in Dallas County, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim may be heard and determined in such Texas court or, to the extent permitted by law, in such Federal court.  The parties hereto agree that a final judgment in any such claim shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any claim relating to this Agreement or any related matter against any other party or its assets or properties in the courts of any jurisdiction.

(b)                                 Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Texas state or Federal court located in Dallas County and the defense of an inconvenient forum to the maintenance of such claim in any such court.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Company, Parent and Merger Subsidiary have caused this Agreement to be signed, all as of the date first written above.

THE COMPANY:

CIMA RESOURCES, INC.

By:	/s/ Jon L. Glass
	Name:	Jon L. Glass
	Title:	President

PARENT:

CINCO RESOURCES, INC.

By:	/s/ Wayne Stoltenberg
	Name:	Wayne Stoltenberg
	Title:	Chief Financial Officer and Senior Vice President

MERGER SUBSIDIARY:

CINCO MERGER, INC.

By:	/s/ Leigh T. Prieto
	Name:	Leigh T. Prieto
	Title:	Vice President – Finance

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER

EXHIBIT 2.7(a)

FORM OF PARENT STOCK INCENTIVE PLAN

CINCO RESOURCES, INC.
2011 LONG TERM INCENTIVE PLAN

ARTICLE I.
ESTABLISHMENT AND PURPOSE

1.1            History; Establishment.

(a)           Effective February 28, 2008, Cinco Natural Resources Corporation (“Cinco NRC”) established the Cinco Natural Resources Corporation 2008 Stock Incentive Plan as an amendment and restatement of the Cinco NRC 2002 Stock Option Plan and 2005 Stock Option Plan.(1) Thereafter, Cinco NRC, Cinco Resources, Inc. (“Cinco”) and Cinco Merger, Inc. entered into an Agreement and Plan of Merger dated [             , 20   ,] pursuant to which Cinco Merger, Inc. merged with and into Cinco NRC and each share of Cinco NRC’s common stock was converted into a share of Common Stock. In connection with that merger and effective as of the “Effective Time” as defined in such Agreement and Plan of Merger, Cinco (a) assumed and adopted the Cinco NRC 2008 Stock Incentive Plan, (b) renamed it the Cinco Resources, Inc. 2008 Stock Incentive Plan (the “Cinco 2008 Plan”), and (c) each share of Cinco NRC common stock subject to outstanding Awards under the Cinco 2008 Plan was converted into a share of Common Stock.

(b)           Cinco now wishes to amend, restate and rename the Cinco 2008 Plan in connection with that certain Agreement and Plan of Merger dated [         ], 2011 (the “Cima/Cinco Merger Agreement”) entered into by and among Cinco, Cima Resources, Inc. (“Cima”) and Cinco Merger, Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into Cima, with Cima being the surviving company as a wholly owned subsidiary of Cinco. In accordance with the Cima/Cinco Merger Agreement, the Cima 2010 Stock Incentive Plan (the “Cima 2010 Plan”) will be merged with and into the Cinco 2008 Plan (the “Stock Plan Merger”) and then each share of Cima common stock covered by a Restricted Stock Award originally granted under the Cima 2010 Plan will be converted into a Cinco Restricted Stock Award, representing the “Per Restricted Share Merger Consideration” (as defined in the Cima/Cinco Merger Agreement), which Cinco Restricted Stock Award will be issued under the Cinco 2008 Plan, as amended and restated. This Cinco Resources, Inc. 2011 Long Term Incentive Plan (the “Plan”), as set forth in this document, is hereby adopted by Cinco to reflect the Stock Plan Merger and is an amendment and restatement of the Cinco 2008 Plan and the Cima 2010 Plan.

1.2          Purpose. The purposes of the Plan are to attract and retain the best personnel for positions of substantial responsibility, to provide additional incentives to employees, directors and consultants of Cinco and its Affiliates, and to promote the success of Cinco’s business. Cinco is committed to creating long-term stockholder value. Cinco’s compensation philosophy is based on the belief that Cinco can best create stockholder value if employees, officers, directors and others performing services for Cinco and its Affiliates act and are rewarded as business owners. Cinco believes that an equity stake through equity compensation programs

(1) No Options remain outstanding under the Cinco 2002 Stock Option Plan or 2005 Stock Option Plan.

effectively aligns service provider and stockholder interests by motivating and rewarding performance that will enhance stockholder value.

1.3          Effectiveness and Term. The Plan was adopted by the Board and approved by the stockholders of Cinco on [         ], 2011, to be effective as of the Effective Time as defined in the Cima/Cinco Merger Agreement. Unless terminated earlier by the Board pursuant to Section 14.1, the Plan shall terminate on the day prior to the tenth anniversary of the Effective Date.

ARTICLE II.

DEFINITIONS

2.1          “Affiliate” means (a) with respect to Incentive Stock Options, a “parent corporation” or “subsidiary corporation” (as those terms are defined in Section 424 of the Code) of Cinco, (b) with respect to Nonqualified Stock Options and SARs, an organization that is aggregated and treated as a single employer with Cinco under Section 414(b) of the Code (controlled group of corporations) or Section 414(c) of the Code (group of trades or businesses under common control), as applicable, but using an “at least 50 percent” rather than an “at least 80 percent” control level and (c) with respect to other Awards, any corporation, partnership, limited liability company, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, Cinco. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

2.2          “Award” means an award granted to a Participant in the form of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Awards, Stock Awards or Other Incentive Awards, whether granted singly or in combination.

2.3          “Award Agreement” means a written agreement between Cinco and a Participant that sets forth the terms, conditions, restrictions and limitations applicable to an Award.

2.4          “Board” means the Board of Directors of Cinco.

2.5          “Cash Dividend Right” means a contingent right, granted in tandem with a specific Restricted Stock Unit Award, to receive an amount in cash equal to the cash distributions made by Cinco with respect to a share of Common Stock during the period such Award is outstanding.

2.6          “Cause” means, unless otherwise defined in an Employee Agreement entered into by the Participant in which case the definition in the Employee Agreement shall govern if there is a conflict in definitions, any of the following: (a) a Participant’s conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to Cinco or its

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Affiliates or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct; (b) a Participant’s repeated intoxication by alcohol or drugs during the performance of his duties in a manner that materially and adversely affects the Participant’s performance of such duties; (c) malfeasance in the conduct of the Participant’s duties, including, but not limited to (i) willful and intentional misuse or diversion of funds of Cinco or its Affiliates, (ii) embezzlement or (iii) fraudulent or willful and material misrepresentations or concealments on any written reports submitted to Cinco or its Affiliates; (d) a Participant’s material violation of any provision of any employment, nonsolicitation, noncompetition or other agreement with Cinco or any of its Affiliates; or (e) a Participant’s material failure to perform the duties of the Participant’s employment or material failure to follow or comply with the reasonable and lawful written directives of the Board or senior officers of Cinco, in any case under clause (d) or (e) only after the Participant shall have been informed in writing of such material failure and given a period of not more than 30 days to remedy same.

2.7          “Change of Control” means (a) any consolidation or merger of Cinco in which Cinco is not the continuing or surviving corporation or pursuant to which shares of Cinco’s Common Stock would be converted into cash, securities or other property, other than a merger of Cinco in which the holders of Cinco’s Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all, of the assets of Cinco and its subsidiaries to any other person or entity (other than an Affiliate of Cinco), (c) the stockholders of Cinco approve any plan or proposal for liquidation or dissolution of Cinco, (d) any person or entity (other than Yorktown Energy Partners IV, L.P., Yorktown Energy Partners V, L.P, Yorktown Energy Partners VI, L.P. or any of their affiliated funds), including a “group” as contemplated by section 13(d)(3) of the Exchange Act acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of Cinco’s voting stock (based upon voting power) or (e) as a result of or in connection with a contested election of Directors, the persons who were Directors of Cinco before such election shall cease to constitute a majority of the Board. Notwithstanding the foregoing, a Change of Control shall not include the initial public offering of the Common Stock or a merger of Cinco and Cima and/or any other affiliate of Yorktown Partners LLC.

2.8          “Cinco” means Cinco Resources, Inc., a Delaware corporation, or any successor thereto.

2.9          “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations.

2.10        “Committee” means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board to administer the Plan, which committee shall consist of two or more members of the Board. To the extent that no Committee exists that has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board. If possible based on the composition of the Board, during such time as the Common Stock is registered under Section 12 of the Exchange Act, each member of the Committee shall be an Outside Director. If for any reason the Common Stock is registered under Section 12 of the Exchange Act and the appointed Committee does not meet the requirements of

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Rule 16b-3 or Section 162(m) of the Code (to the extent applicable), such noncompliance with such requirements shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.

2.11        “Common Stock” means the common stock of Cinco, [$0.10] par value per share, or any stock or other securities hereafter issued or issuable in substitution or exchange for the Common Stock.

2.12        “Company” means Cinco and any Affiliate.

2.13        “Disability,” “Incapacity” or any similar term means, unless otherwise defined in an Employee Agreement entered into by the Participant in which case the definition in the Employee Agreement shall govern if there is a conflict in definitions, (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (b) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of Cinco or an Affiliate.

2.14        “Dividend Unit Right” means a contingent right, granted in tandem with a specific Restricted Stock Unit Award, to have an additional number of Restricted Stock Units credited to a Participant in respect of the Award equal to the number of shares of Common Stock that could be purchased at Fair Market Value with the amount of each cash distribution made by Cinco with respect to a share of Common Stock during the period such Award is outstanding.

2.15        “Effective Date” means the date this Plan becomes effective as provided in Section 1.3.

2.16        “Employee” means an employee of the Company; provided, however, that the term “Employee” does not include an Outside Director or an individual performing services for the Company who is treated for tax purposes as an independent contractor at the time of performance of services.

2.17        “Employee Agreement” means any agreement between Cinco or an Affiliate and an Employee containing one or more of the following agreements or covenants by the Employee: (i) an employment agreement, (ii) an agreement by the Employee to keep confidential certain information, (iii) an agreement or covenant to refrain from competing with the Company and/or the Affiliate, (iv) an agreement or covenant to refrain from soliciting employees, contractors, customers, vendors or suppliers of Cinco and/or the Affiliate, or (v) an agreement to disclose and assign to Cinco and/or the Affiliate certain intellectual property, including without limitation, ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs, and improvements.

2.18        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

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2.19        “Fair Market Value” means (a) if the Common Stock is listed on any established stock exchange or a national market system, including without limitation Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market, the American Stock Exchange and the New York Stock Exchange, the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the date of the determination (or if there was no quoted price for such date, then for the last preceding business day on which there was a quoted price), as reported in The Wall Street Journal or such other source as the Committee deems reliable, (b) if the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the mean between the high bid and low asked prices for the Common Stock for the date of the determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable or (c) if the Common Stock is not reported or quoted by any such organization, (i) with respect to Incentive Stock Options, fair market value of the Common Stock as determined in good faith by the Committee within the meaning of Section 422 of the Code or (ii) with respect to other Awards, fair market value of the Common Stock as determined in good faith by the Committee using a “reasonable application of a reasonable valuation method” within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(iv)(B) or other applicable valuation rules under the Code or applicable law.

2.20        “Grant Date” means the date an Award is determined to be effective by the Committee upon the grant of such Award.

2.21        “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422(b) of the Code.

2.22        “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

2.23        “162(m) Requirements” is defined in Section 11.3.

2.24        “Option” means an option to purchase shares of Common Stock granted to a Participant pursuant to Article VII. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option, as determined by the Committee.

2.25        “Other Incentive Award” means an incentive award granted to a Participant pursuant to Article XII.

2.26        “Outside Director” means a member of the Board who (a) meets the independence requirements of the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, (b) from and after the date on which the remuneration paid (or Awards made) pursuant to the Plan becomes subject to the deduction limitation under Section 162(m) of the Code, qualifies as an “outside director” under Section 162(m) of the Code, (c) qualifies as a “non-employee director” of Cinco under Rule 16b-3 and (d) satisfies independence criteria under any other applicable laws or regulations relating to the issuance of shares of Common Stock to Employees.

2.27        “Participant” means an Employee, Outside Director or other individual performing services for the Company that has been granted an Award; provided, however, that

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no Award that may be settled in Common Stock may be issued to a Participant that is not a natural person.

2.28        “Performance Award” means an Award granted to a Participant pursuant to Article XI to receive cash and/or Common Stock conditioned in whole or in part upon the satisfaction of specified performance criteria.

2.29        “Permitted Transferee” shall have the meaning given such term in Section 15.4.

2.30        “Plan” means the Cinco Resources, Inc. 2011 Long Term Incentive Plan, as in effect from time to time.

2.31        “Prior Plans” means the Cinco Resources, Inc. 2008 Stock Incentive Plan and the Cima Resources, Inc. 2010 Stock Incentive Plan.

2.32        “Restricted Period” means the period established by the Committee with respect to an Award of Restricted Stock or Restricted Stock Units during which the Award remains subject to forfeiture.

2.33        “Restricted Stock” means a share of Common Stock granted to a Participant pursuant to Article IX that is subject to such terms, conditions and restrictions as may be determined by the Committee.

2.34        “Restricted Stock Unit” means a fictional share of Common Stock granted to a Participant pursuant to Article X that is subject to such terms, conditions and restrictions as may be determined by the Committee.

2.35        “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation that may be in effect from time to time.

2.36        “Section 409A” means Section 409A of the Code and the Treasury Regulations and other guidance thereunder.

2.37        “SEC” means the United States Securities and Exchange Commission, or any successor agency or organization.

2.38        “Securities Act” means the Securities Act of 1933, as amended.

2.39        “Stock Appreciation Right” or “SAR” means a right granted to a Participant pursuant to Article VIII with respect to a share of Common Stock to receive upon exercise cash, Common Stock or a combination of cash and Common Stock, equal to the appreciation in value of a share of Common Stock.

2.40        “Stock Award” means a share of Common Stock granted to a Participant pursuant to Article XII that is not subject to vesting or forfeiture restrictions.

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ARTICLE III.

PLAN ADMINISTRATION

3.1          Plan Administrator and Discretionary Authority. The Plan shall be administered by the Committee. The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms. The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to (a) interpret the Plan and the Award Agreements executed hereunder, (b) decide all questions concerning eligibility for, and the amount of, Awards granted under the Plan, (c) construe any ambiguous provision of the Plan or any Award Agreement, (d) prescribe the form of Award Agreements, including, without limitation, establishing vesting and other restrictions, (e) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement, (f) issue administrative guidelines as an aid to administering the Plan and make changes in such guidelines as the Committee from time to time deems proper, (g) make regulations for carrying out the Plan and make changes in such regulations as the Committee from time to time deems proper, (h) determine whether Awards should be granted singly or in combination, (i) to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions and limitations, (j) accelerate the exercise, vesting or payment of an Award when such action or actions would be in the best interests of the Company, (k) require Participants to hold a stated number or percentage of shares of Common Stock acquired pursuant to an Award for a stated period and (1) take any and all other actions the Committee deems necessary or advisable for the proper operation or administration of the Plan. The Committee shall have authority in its sole discretion with respect to all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan, including without limitation its construction of the terms of the Plan and its determination of eligibility for participation in, and the terms of Awards granted under, the Plan. The decisions of the Committee and its actions with respect to the Plan shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under the Plan, including without limitation Participants and their respective Permitted Transferees, estates, beneficiaries and legal representatives. In the case of an Award intended to be eligible for the performance-based compensation exemption under Section 162(m) of the Code, the Committee shall exercise its discretion consistent with qualifying the Award for such exemption. In the case of an Award intended to be exempt from or compliant with Section 409A, the Committee shall exercise its discretion consistent with such intent. The Committee shall have the authority, in its sole and absolute discretion, to delegate its duties and functions under the Plan to the Chief Executive Officer or other named executive officer of Cinco or such other agents as it may appoint from time to time, provided the Committee may not delegate its duties where such delegation would violate state corporate law or with respect to making Awards to, or otherwise with respect to Awards granted to, individuals who are covered employees receiving Awards that are intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Code.

3.2          Liability; Indemnification. No member of the Committee, nor any person to whom it has delegated authority, shall be personally liable for any action, interpretation or determination made in good faith with respect to the Plan or Awards granted hereunder, and each member of the Committee (or delegatee of the Committee) shall be fully indemnified and

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protected by Cinco with respect to any liability he may incur with respect to any such action, interpretation or determination, to the maximum extent permitted by applicable law.

ARTICLE IV.

SHARES SUBJECT TO THE PLAN

4.1          Available Shares.

(a)           Subject to adjustment as provided in Sections 4.2, the maximum number of shares of Common Stock that shall be available for grant of Awards under the Plan shall be 11%(2) of the outstanding Common Stock as of the Effective Date, subject to adjustment on the first day of each calendar year. If an Award or Option granted under the Plan or the Prior Plans expires, is forfeited or becomes unexercisable for any reason without having been exercised in full, the undelivered shares of Common Stock which were subject to the Award or Option shall, unless the Plan shall have been terminated, become available for future Awards under the Plan.

(b)           The maximum number of shares of Common Stock that may be subject to Incentive Stock Options granted under the Plan is [Insert 100% of 4.1(a)] shares. The maximum number of shares of Common Stock that may be subject to all Awards granted under the Plan to any one Participant each fiscal year is [Insert 50% of 4.1(a)] shares. The maximum number of shares of Common Stock that may be subject to Nonqualified Stock Options and SARs granted under the Plan to any one Participant during a fiscal year is [Insert 50% of 4.1(a)] shares. The limitations provided in this Section 4.1(b) shall be subject to adjustment as provided in Section 4.2.

(c)           Shares of Common Stock issued pursuant to the Plan may be original issue or treasury shares or a combination of the foregoing, as the Committee, in its sole discretion, shall from time to time determine. During the term of this Plan, Cinco will at all times reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan.

(d)           Notwithstanding any provision of this Plan to the contrary, the Board or the Committee shall have the right to substitute or assume awards in connection with mergers, reorganizations, separations or other transactions to which Section 424(a) of the Code applies, provided such substitutions or assumptions are permitted by Section 424 of the Code (or, if applicable, Section 409A) and the regulations promulgated thereunder.

(e)           To comply with Rule 701 promulgated under the Securities Act, while the Common Stock is not registered under Section 12 of the Exchange Act, the maximum number of shares of Common Stock that shall be available for grant of Awards under the Plan during any consecutive 12-month period shall be the greatest of (i) a number of shares having an aggregate sales price of $1,000,000, (ii) a number of shares having an aggregate sales price equal to 15% of the Company’s total assets, measured on the date of the Company’s most recent balance sheet, or (iii) a number of shares equal to 15% of the

(2) This percentage will be changed to a fixed number before the effectiveness of the registration statement.

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Company’s outstanding Common Stock, measured on the date of the Company’s most recent balance sheet.

4.2          Adjustments for Recapitalizations and Reorganizations. Subject to Article XIII, if there is any change in the number or kind of shares of Common Stock outstanding (a) by reason of a stock dividend, spin-off, recapitalization, stock split or combination or exchange of shares, (b) by reason of a merger, reorganization or consolidation, (c) by reason of a reclassification or change in par value or (d) by reason of any other extraordinary or unusual event affecting the outstanding Common Stock as a class without Cinco’s receipt of consideration, or if the value of outstanding shares of Common Stock is reduced as a result of a spin-off or Cinco’s payment of an extraordinary cash dividend, or distribution, or dividend or distribution consisting of any assets of Cinco other than cash, the maximum number and kind of shares of Common Stock available for issuance under the Plan, the maximum number and kind of shares of Common Stock for which any individual may receive Awards in any fiscal year or under the Plan, the number and kind of shares of Common Stock covered by outstanding Awards, and the price per share or the applicable market value or performance target of such Awards will be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights under such Awards; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Notwithstanding the provisions of this Section 4.2, (i) the number and kind of shares of Common Stock available for issuance as Incentive Stock Options under the Plan shall be adjusted only in accordance with Sections 422 and 424 of the Code and the regulations thereunder, and (ii) outstanding Awards and Award Agreements shall be adjusted in accordance with (A) Sections 422 and 424 of the Code and the regulations thereunder with respect to Incentive Stock Options and (B) Section 409A with respect to Nonqualified Stock Options, SARs and, to the extent applicable, other Awards.

4.3          Adjustments for Awards. The Committee shall have sole discretion to determine the manner in which shares of Common Stock available for grant of Awards under the Plan are counted. Without limiting the discretion of the Committee under this Section 4.3, unless otherwise determined by the Committee, the following rules shall apply for the purpose of determining the number of shares of Common Stock available for grant of Awards under the Plan:

(a)           Options, Restricted Stock and Stock Awards. The grant of Options, Restricted Stock or Stock Awards shall reduce the number of shares of Common Stock available for grant of Awards under the Plan by the number of shares of Common Stock subject to such an Award.

(b)           SARs. The grant of SARs that may be paid or settled (i) only in Common Stock or (ii) in either cash or Common Stock shall reduce the number of shares available for grant of Awards under the Plan by the number of shares subject to such an Award; provided, however, that upon the exercise of SARs, the excess of the number of shares of Common Stock with respect to which the Award is exercised over the number of shares of Common Stock issued upon exercise of the Award shall again be available for grant of

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Awards under the Plan. The grant of SARs that may be paid or settled only for cash shall not affect the number of shares available for grant of Awards under the Plan.

(c)           Restricted Stock Units. The grant of Restricted Stock Units (including those credited to a Participant in respect of a Dividend Unit Right) that may be paid or settled (i) only in Common Stock or (ii) in either cash or Common Stock shall reduce the number of shares available for grant of Awards under the Plan by the number of shares subject to such an Award; provided, however, that upon settlement of the Award, the excess, if any, of the number of shares of Common Stock that had been subject to such Award over the number of shares of Common Stock issued upon its settlement shall again be available for grant of Awards under the Plan. The grant of Restricted Stock Units that may be paid or settled only for cash shall not affect the number of shares available for grant of Awards under the Plan.

(d)           Performance Awards and Other Incentive Awards. The grant of a Performance Award or Other Incentive Award in the form of Common Stock or that may be paid or settled (i) only in Common Stock or (ii) in either Common Stock or cash shall reduce the number of shares available for grant of Awards under the Plan by the number of shares subject to such an Award; provided, however, that upon settlement of the Award, the excess, if any, of the number of shares of Common Stock that had been subject to such Award over the number of shares of Common Stock issued upon its settlement shall again be available for grant of Awards under the Plan. The grant of a Performance Award or Other Incentive Award that may be paid or settled only for cash shall not affect the number of shares available for grant of Awards under the Plan.

(e)           Cancellation, Forfeiture and Termination. If any Award referred to in Sections 4.3(a), (b), (c) or (d) (other than an Award that may be paid or settled only for cash) is canceled or forfeited, or terminates, expires or lapses, for any reason, the shares then subject to such Award shall again be available for grant of Awards under the Plan.

[(f)          Payment of Exercise Price and Withholding Taxes. If shares of Common Stock are used to pay the exercise price of an Award, the number of shares available for grant of Awards under the Plan shall be increased by the number of shares delivered as payment of such exercise price. If shares of Common Stock are used to pay withholding taxes payable upon exercise, vesting or payment of an Award, or shares of Common Stock that would be acquired upon exercise, vesting or payment of an Award are withheld to pay withholding taxes payable upon exercise, vesting or payment of such Award, the number of shares available for grant of Awards under the Plan shall be increased by the number of shares delivered or withheld as payment of such withholding taxes.]

4.4          No Repricing; Replacement. Except for adjustments made pursuant to this Article and Article XIII, no Award may be repriced, replaced, regranted through cancellation or modified without shareholder approval, if the effect would be to reduce the exercise price for the shares underlying such Award, and the Committee may not cancel an outstanding Option that is under water for the purpose of granting a replacement Award of a different type.

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ARTICLE V.

ELIGIBILITY

The Committee shall select Participants from those Employees, Outside Directors and other individuals providing services to the Company that, in the opinion of the Committee, are in a position to make a positive contribution to the success of the Company. Once a Participant has been selected for an Award by the Committee, the Committee shall determine the type and size of Award to be granted to the Participant and shall establish in the related Award Agreement the terms, conditions, restrictions and limitations applicable to the Award, in addition to those set forth in the Plan and the administrative guidelines and regulations, if any, established by the Committee. Notwithstanding the foregoing, Employees, Outside Directors and other individuals that provide services to Affiliates that are not considered a single employer with Cinco under Code Section 414(b) or Code Section 414(c) shall not be eligible to receive Awards which are subject to Section 409A until the Affiliate adopts this Plan as a participating employer in accordance with Section 15.18.

ARTICLE VI.

FORM OF AWARDS

6.1          Form of Awards. Awards may be granted under the Plan, in the Committee’s sole discretion, in the form of Options pursuant to Article VII, SARs pursuant to Article VIII, Restricted Stock pursuant to Article IX, Restricted Stock Units pursuant to Article X, Performance Awards pursuant to Article XI and Stock Awards and Other Incentive Awards pursuant to Article XII, or a combination thereof. All Awards shall be subject to the terms, conditions, restrictions and limitations of the Plan. The Committee may, in its sole discretion, subject any Award to such other terms, conditions, restrictions and/or limitations (including without limitation the time and conditions of exercise, vesting or payment of an Award and restrictions on transferability of any shares of Common Stock issued or delivered pursuant to an Award), provided they are not inconsistent with the terms of the Plan. The Committee may, but is not required to, subject an Award to such conditions as it determines are necessary or appropriate to ensure that an Award constitutes “qualified performance based compensation” within the meaning of Section 162(m) of the Code and the regulations thereunder. Awards under a particular Article of the Plan need not be uniform, and Awards under more than one Article of the Plan may be combined in a single Award Agreement. Any combination of Awards may be granted at one time and on more than one occasion to the same Participant. Subject to compliance with applicable tax law (including Section 409A), an Award Agreement may provide that a Participant may elect to defer receipt of income attributable to the exercise or vesting of an Award.

ARTICLE VII.

OPTIONS

7.1          General. Awards may be granted in the form of Options that may be Incentive Stock Options or Nonqualified Stock Options, or a combination of both. Incentive Stock Options may be granted only to Employees. Nonqualified Stock Options may be granted only to Employees, Outside Directors or other individuals performing services for Cinco or a corporation or other type of entity in a chain of corporations or other entities in which each

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corporation or other entity has a “controlling interest” in another corporation or entity in the chain, starting with Cinco and ending with the corporation or other entity for which the Employee, Outside Director or other individual or entity performs services. For purposes of this Section, “controlling interest” means (a) in the case of a corporation, ownership of stock possessing at least 50% of total combined voting power of all classes of stock entitled to vote of such corporation or at least 50% of the total value of shares of all classes of stock of such corporation; (b) in the case of a partnership, ownership of at least 50% of the profits interest or capital interest of such partnership; (c) in the case of a sole proprietorship, ownership of the sole proprietorship; or (d) in the case of a trust or estate, ownership of an actuarial interest (as defined in Treasury Regulation Section 1.414(c)-2(b)(2)(ii)) of at least 50% of such trust or estate.

7.2          Terms and Conditions of Options. An Option shall be exercisable in whole or in such installments and at such times as may be determined by the Committee. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee, but such exercise price shall not be less than the greater of (a) the par value per share of the Common Stock or (b) 100% of the Fair Market Value per share of Common Stock on the Grant Date unless, with respect to a Nonqualified Stock Option, the Option is granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became Employees (or other service providers) as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company which complies with Treasury Regulation Section 1.409A-1(b)(5)(v)(D) or the Option is otherwise structured to be exempt from or compliant with Section 409A. Except as otherwise provided in Section 7.3, the term of each Option shall be as specified by the Committee; provided, however, that no Options shall be exercisable later than 10 years after the Grant Date. Options may be granted with respect to Restricted Stock or shares of Common Stock that are not Restricted Stock, as determined by the Committee in its sole discretion.

7.3          Restrictions Relating to Incentive Stock Options.

(a)           Options granted in the form of Incentive Stock Options shall, in addition to being subject to the terms and conditions of Section 7.2, comply with Section 422(b) of the Code. To the extent the aggregate Fair Market Value (determined as of the dates the respective Incentive Stock Options are granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of Cinco and its Affiliates exceeds $100,000, such excess Incentive Stock Options shall be treated as options that do not constitute Incentive Stock Options. The Committee shall determine, in accordance with the applicable provisions of the Code, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. The price at which a share of Common Stock may be purchased upon exercise of an Incentive Stock Option shall be determined by the Committee, but such exercise price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date. No Incentive Stock Option shall be granted to an Employee under the Plan if, at the time such Option is granted, such Employee owns stock possessing more than 10% of the total combined voting power of all classes of stock of Cinco or of its Affiliates unless (i) on the Grant Date of such Option, the exercise

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price of such Option is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the Grant Date of the Option.

(b)           Each Participant awarded an Incentive Stock Option shall notify Cinco in writing immediately after the date he or she makes a disqualifying disposition of any shares of Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including any sale) of such Common Stock before the later of (i) two years after the Grant Date of the Incentive Stock Option or (ii) one year after the date of exercise of the Incentive Stock Option.

7.4          Exercise of Options.

(a)           Subject to the terms and conditions of the Plan, Options shall be exercised by the delivery of a written notice of exercise to Cinco, setting forth the number of whole shares of Common Stock with respect to which the Option is to be exercised, accompanied by full payment for such shares.

(b)           Upon exercise of an Option, the exercise price of the Option shall be payable to Cinco in full either (i) in cash or an equivalent acceptable to the Committee, (ii) in the sole discretion of the Committee and in accordance with any applicable administrative guidelines established by the Committee, (A) by tendering one or more previously acquired nonforfeitable, unrestricted shares of Common Stock having an aggregate Fair Market Value at the time of exercise equal to the total exercise price or (B) by surrendering a sufficient portion of the shares with respect to which the Option is exercised having an aggregate Fair Market Value at the time of exercise equal to the total exercise price or (iii) in a combination of the forms specified in (i) or (ii) of this subsection; provided, however, that payment of the exercise price by means of tendering or surrendering shares of Common Stock shall not be permitted when the same may, in the reasonable opinion of the Committee, cause Cinco to record a loss or expense as a result thereof.

(c)           During such time as the Common Stock is registered under Section 12 of the Exchange Act, to the extent permissible under applicable law, payment of the exercise price of an Option may also be made, in the absolute discretion of the Committee, by delivery to Cinco or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares with respect to which the Option is exercised and deliver the sale or margin loan proceeds directly to Cinco to pay the exercise price and any required withholding taxes.

(d)           As soon as reasonably practicable after receipt of written notification of exercise of an Option and full payment of the exercise price and any required withholding taxes, Cinco shall (i) deliver to the Participant, in the Participant’s name or the name of the Participant’s designee, a stock certificate or certificates in an appropriate aggregate amount based upon the number of shares of Common Stock purchased under the Option or (ii) cause to be issued in the Participant’s name or the name of the Participant’s

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designee, in book-entry form, an appropriate number of shares of Common Stock based upon the number of shares purchased under the Option.

7.5          Termination of Employment or Service. Each Award Agreement embodying the Award of an Option may set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or service with the Company. Such provisions shall be determined by the Committee in its absolute discretion, need not be uniform among all Options granted under the Plan and may reflect distinctions based on the reasons for termination of employment or service. In the event a Participant’s Award Agreement embodying the award of an Option does not set forth such termination provisions, the following termination provisions shall apply with respect to such Award:

(a)           Termination For Cause. If the employment or service of a Participant shall terminate for Cause, each outstanding Option held by the Participant shall automatically terminate as of the date of such termination of employment or service, and the right to exercise the Option shall immediately terminate.

(b)           Termination By Reason of Death or Disability. In the event of a Participant’s termination of employment or service by reason of the death or by the Company on account of Disability, each outstanding Option shall remain outstanding and may be exercised by the person who acquires the Option by will or the laws of descent and distribution, or by the Participant, as the case may be, but only (i) within the one year period following the date of termination on account of death or Disability (if otherwise prior to the date of expiration of the Option), and not thereafter, and (ii) to purchase the number of shares of Common Stock that were subject to purchase upon exercise of the Option at the time of such termination, plus the number of shares of Common Stock that would have become purchasable upon the next vesting date.

(c)           Termination For Reasons Other Than Cause, Death or Disability. If a Participant’s employment or service with Cinco and its Affiliates is terminated voluntarily by the Participant or by action of Cinco or an Affiliate for reasons other than for Cause or Disability or termination as a result of the Participant’s death, an Option may be exercised, but only (i) within three months after such termination (if otherwise prior to the date of expiration of the Option), and not thereafter, and (ii) to purchase the number of shares of Common Stock, if any, that could be purchased upon exercise of the Option at the date of termination of the Participant’s employment or service.

Notwithstanding the foregoing, except in the case of death, an Option will not be treated as an Incentive Stock Option unless at all times beginning on the Grant Date and ending on the day three months (one year in the case of a Participant who is “disabled” within the meaning of Section 22(e)(3) of the Code) before the date of exercise of the Option, the Participant is an employee of Cinco or a “parent corporation” or a “subsidiary corporation” of Cinco, as those terms are defined in Sections 424(e) and (f) of the Code, respectively (or a corporation or a parent or subsidiary corporation of such corporation issuing or assuming an option in a transaction to which Section 424(a) of the Code applies).

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ARTICLE VIII.

STOCK APPRECIATION RIGHTS

8.1          General.

(a)           The Committee may grant Awards in the form of SARs in such numbers and at such times as it shall determine. SARs shall vest and be exercisable in whole or in such installments and at such times as may be determined by the Committee. The price at which SARs may be exercised shall be determined by the Committee but shall not be less than 100% of the Fair Market Value per share of Common Stock on the Grant Date unless (i) the SARs are granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became Employees (or other service providers) as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company which complies with Treasury Regulation Section 1.409A-1(b)(5)(v)(D) or (ii) the SARs are otherwise structured to be exempt from or compliant with Section 409A. The term of each SAR shall be as specified by the Committee; provided, however, that no SARs shall be exercisable later than 10 years after the Grant Date. At the time of an Award of SARs, the Committee may, in its sole discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the SARs, including without limitation rules pertaining to the termination of employment or service (by reason of death, permanent and total disability, or otherwise) of a Participant prior to exercise of the SARs, as it determines are necessary or appropriate, provided they are not inconsistent with the Plan.

(b)           SARs may be granted only to Employees, Outside Directors or other individuals performing services for Cinco or a corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, starting with Cinco and ending with the corporation or other entity for which the Employee, Outside Director or other individual or entity performs services. For purposes of this Section, “controlling interest” means (a) in the case of a corporation, ownership of stock possessing at least 50% of total combined voting power of all classes of stock entitled to vote of such corporation or at least 50% of the total value of shares of all classes of stock of such corporation; (b) in the case of a partnership, ownership of at least 50% of the profits interest or capital interest of such partnership; (c) in the case of a sole proprietorship, ownership of the sole proprietorship; or (d) in the case of a trust or estate, ownership of an actuarial interest (as defined in Treasury Regulation Section 1.414(c)-2(b)(2)(ii)) of at least 50% of such trust or estate.

8.2          Exercise of SARs. SARs shall be exercised by the delivery of a written notice of exercise to Cinco, setting forth the number of whole shares of Common Stock with respect to which the Award is being exercised. Upon the exercise of SARs, the Participant shall be entitled to receive an amount equal to the excess of the aggregate Fair Market Value of the shares of Common Stock with respect to which the Award is exercised (determined as of the date of such exercise) over the aggregate exercise price of such shares. Such amount shall be payable to the Participant in cash and/or shares of Common Stock, as provided in the Award Agreement.

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ARTICLE IX.

RESTRICTED STOCK

9.1          General. Awards may be granted in the form of Restricted Stock in such numbers and at such times as the Committee shall determine. The Committee shall impose such terms, conditions and restrictions on Restricted Stock as it may deem advisable, including without limitation providing for vesting upon the achievement of specified performance goals pursuant to a Performance Award and restrictions under applicable Federal or state securities laws. A Participant shall not be required to make any payment for Restricted Stock unless required by the Committee pursuant to Section 9.2.

9.2          Purchased Restricted Stock. The Committee may in its sole discretion require a Participant to pay a stipulated purchase price for each share of Restricted Stock.

9.3          Restricted Period. At the time an Award of Restricted Stock is granted, the Committee shall establish a Restricted Period applicable to such Restricted Stock. Each Award of Restricted Stock may have a different Restricted Period in the sole discretion of the Committee.

9.4          Other Terms and Conditions. Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes. Restricted Stock awarded to a Participant under the Plan shall be registered in the name of the Participant or, at the option of Cinco, in the name of a nominee of Cinco, and shall be issued in book-entry form or represented by a stock certificate. Subject to the terms and conditions of the Award Agreement, a Participant to whom Restricted Stock has been awarded shall have the right to receive dividends thereon during the Restricted Period, to vote the Restricted Stock and to enjoy all other stockholder rights with respect thereto, except that (a) Cinco shall retain custody of any certificates evidencing the Restricted Stock during the Restricted Period and (b) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock during the Restricted Period. A breach of the terms and conditions established by the Committee pursuant to the Award of the Restricted Stock may result in a forfeiture of the Restricted Stock. At the time of an Award of Restricted Stock, the Committee may, in its sole discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the Restricted Stock, including without limitation rules pertaining to the termination of employment or service (by reason of death, permanent and total disability, retirement, cause or otherwise) of a Participant prior to expiration of the Restricted Period.

9.5          Miscellaneous. Nothing in this Article shall prohibit the exchange of shares of Restricted Stock pursuant to a plan of merger or reorganization for stock or other securities of Cinco or another corporation that is a party to the reorganization, provided that the stock or securities so received in exchange for shares of Restricted Stock shall, except as provided in Article XIII, become subject to the restrictions applicable to such Restricted Stock. Any shares of Common Stock received as a result of a stock split or stock dividend with respect to shares of Restricted Stock shall also become subject to the restrictions applicable to such Restricted Stock.

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ARTICLE X.

RESTRICTED STOCK UNITS

10.1        General. Awards may be granted in the form of Restricted Stock Units in such numbers and at such times as the Committee shall determine. The Committee shall impose such terms, conditions and restrictions on Restricted Stock Units as it may deem advisable, including without limitation prescribing the period over which and the conditions upon which a Restricted Stock Unit may become vested or be forfeited, and providing for vesting upon the achievement of specified performance goals pursuant to a Performance Award. Upon the lapse of restrictions with respect to each Restricted Stock Unit, the Participant shall be entitled to receive one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the Award Agreement. A Participant shall not be required to make any payment for Restricted Stock Units.

10.2        Restricted Period. At the time an Award of Restricted Stock Units is granted, the Committee shall establish a Restricted Period applicable to such Restricted Stock Units. Each Award of Restricted Stock Units may have a different Restricted Period in the sole discretion of the Committee.

10.3        Cash Dividend Rights and Dividend Unit Rights. The Committee may, in its sole discretion, grant a tandem Cash Dividend Right or Dividend Unit Right grant with respect to Restricted Stock Units. A grant of Cash Dividend Rights may provide that such Cash Dividend Rights shall be paid directly to the Participant at the time of payment of related dividend, be credited to a bookkeeping account subject to the same vesting and payment provisions as the tandem Award (with or without interest in the sole discretion of the Committee), or be subject to such other provisions or restrictions as determined by the Committee in its sole discretion. A grant of Dividend Unit Rights may provide that such Dividend Unit Rights shall be subject to the same vesting and payment provisions as the tandem Award or be subject to such other provisions and restrictions as determined by the Committee in its sole discretion.

10.4        Other Terms and Conditions. At the time of an Award of Restricted Stock Units, the Committee may, in its sole discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the Restricted Stock Units, including without limitation rules pertaining to the termination of employment or service (by reason of death, Disability, retirement, Cause or otherwise) of a Participant prior to expiration of the Restricted Period.

ARTICLE XI.

PERFORMANCE AWARDS

11.1        General. Awards may be granted in the form of Performance Awards that may be payable in the form of cash, shares of Common Stock or a combination of both, in such amounts and at such times as the Committee shall determine. Performance Awards shall be conditioned upon the level of achievement of one or more stated performance goals over a specified performance period that shall not be shorter than one year. Performance Awards may be combined with other Awards to impose performance criteria as part of the terms of such other Awards.

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11.2        Terms and Conditions. Each Award Agreement embodying a Performance Award shall set forth (a) the amount, including a target and maximum amount if applicable, a Participant may earn in the form of cash or shares of Common Stock or a formula for determining such amount, (b) the performance criteria and level of achievement versus such criteria that shall determine the amount payable or number of shares of Common Stock to be granted, issued, retained and/or vested, (c) the performance period over which performance is to be measured, (d) the timing of any payments to be made, (e) restrictions on the transferability of the Award and (f) such other terms and conditions as the Committee may determine that are not inconsistent with the Plan.

11.3        Code Section 162(m) Requirements. From and after the date on which remuneration paid (or Awards granted) pursuant to the Plan becomes subject to the deduction limitation of Section 162(m) of the Code, the Committee shall have the discretion to determine whether all or any portion of a Performance Award shall be intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code (the “162(m) Requirements”). The performance criteria for any Performance Award that is intended to satisfy the 162(m) Requirements shall be established in writing by the Committee based on one or more performance goals as set forth in Section 11.4 not later than 90 days after commencement of the performance period with respect to such Award, provided that the outcome of the performance in respect of the goals remains substantially uncertain as of such time. The maximum amount that may be paid in cash pursuant to Performance Awards granted to a Participant with respect to a Cinco’s fiscal year that are intended to satisfy the 162(m) Requirements is $2,500,000; provided, however, that such maximum amount with respect to a Performance Award that provides for a performance period longer than one fiscal year shall be the foregoing limit multiplied by the number of full fiscal years in the performance period. At the time of the grant of a Performance Award and to the extent permitted under Code Section 162(m) and regulations thereunder for a Performance Award intended to satisfy the 162(m) Requirements, the Committee may provide for the manner in which the performance goals will be measured in light of specified corporate transactions, extraordinary events, accounting changes and other similar occurrences.

11.4        Performance Goals. The performance measure(s) to be used for purposes of Performance Awards shall be set in the Committee’s sole discretion and may be described in terms of objectives that are related to the individual Participant or objectives that are Companywide or related to a subsidiary, division, department, region, function or business unit of the Company in which the Participant is employed or with respect to which the Participant performs services, and may consist of one or more or any combination of the following criteria: (a) earnings or earnings per share (whether on a pre-tax, after-tax, operational or other basis), (b) return on equity, (c) total stockholder return (either absolute or compared to a peer group or index), (d) return on assets or net assets, (e) return on capital or invested capital and other related financial measures, (f) return on investment, (g) cash flow from operations, free cash flow, EBITDA or EBITDAX, (h) revenues, (i) income or operating income, (j) expenses or costs or expense levels or cost levels (absolute or per unit), (k) one or more operating ratios, (1) stock price (including growth measures and total stockholder return or attainment by the shares of a specified value for a specified period of time), (m) operating profit, (n) profit margin, (o) capital expenditures, (p) net borrowing, debt leverage levels, credit quality or debt ratings, (q) the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions, (r) net asset value per share, (s) economic value added, (t) individual

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business objectives, (u) growth in production or gas or oil production, (v) oil and gas reserves or growth or additions in reserves, (w) oil and gas replacement ratio(s),(x) finding and development cost per unit, (y) cost reduction targets, and/or (z) ratio of debt to proved reserves. These criteria may be applied to an individual holder of a Performance Award, the Company as a whole or a relevant portion of the Company’s operations. The performance goals established using these criteria may be expressed on an absolute or a relative basis, and may employ comparisons based on internal targets or the performance of other companies, or the historical performance of the Company or any of its operating units or divisions. Any earnings-based measures may use comparisons related to capital, shareholder’s equity, shares outstanding, assets or net assets.

11.5        Certification and Negative Discretion. Prior to the payment of any compensation pursuant to a Performance Award that is intended to satisfy the 162(m) Requirements, the Committee shall certify the extent to which the performance goals and other material terms of the Award have been achieved or satisfied. The Committee in its sole discretion shall have the authority to reduce, but not to increase, the amount payable and the number of shares to be granted, issued, retained or vested pursuant to a Performance Award.

ARTICLE XII.

STOCK AWARDS AND OTHER INCENTIVE AWARDS

12.1        Stock Awards. Stock Awards may be granted to Participants upon such terms and conditions as the Committee may determine. Shares of Common Stock issued pursuant to Stock Awards may be issued for cash consideration or for no cash consideration. The Committee shall determine the number of shares of Common Stock to be issued pursuant to a Stock Award. The Committee may in its sole discretion require a Participant to pay a stipulated purchase price for each share of Common Stock covered by a Stock Award.

12.2        Other Incentive Awards. Other Incentive Awards may be granted in such amounts, upon such terms and at such times as the Committee shall determine. Other Incentive Awards may be granted based upon, payable in or otherwise related to, in whole or in part, shares of Common Stock if the Committee, in its sole discretion, determines that such Other Incentive Awards are consistent with the purposes of the Plan. Such Awards may include, but are not limited to, Common Stock awarded as a bonus, dividend equivalents, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, Awards with value and payment contingent upon Cinco’s performance or any other factors designated by the Committee, and awards valued by reference to the book value of Common Stock or the value of securities of or the performance of specified subsidiaries. Long-term cash Awards also may be made under the Plan. Cash Awards also may be granted as an element of or a supplement to any Awards permitted under the Plan. Awards may also be granted in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensation arrangements, subject to any applicable provision under Section 16 of the Exchange Act. Each grant of an Other Incentive Award shall be evidenced by an Award Agreement that shall specify the amount of the Other Incentive Award and the terms, conditions, restrictions and limitations applicable to such Award. Payment of Other Incentive Awards shall be made at such times and in such form, which may be cash, shares of Common Stock or other property (or a combination thereof), as established by the Committee, subject to the terms of the Plan.

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ARTICLE XIII.

CHANGE OF CONTROL

13.1        Vesting of Awards. Except as provided otherwise in an Award Agreement, notwithstanding any provision of this Plan to the contrary, in the event of a Change of Control, any time periods, conditions or contingencies relating to the exercise or realization of, or lapse of restrictions under, an Award granted hereunder shall be accelerated or waived (assuming with respect to any Performance Awards, all performance criteria and other conditions are achieved or fulfilled at target level) so that:

(a)           if no exercise of the Award is required, the Award may be realized in full at the time of the occurrence of the Change of Control (the “Change Effective Time”), or

(b)           if exercise of the Award is required, the Award may be exercised in full at the Change Effective Time;

provided, however, that with respect to any Award that consists of nonexempt deferred compensation within the meaning of Section 409A, in the event of a Change of Control that does not satisfy the requirements for a change in the ownership or effective control of Cinco or a change in the ownership of a substantial portion of the assets of Cinco within the meaning of Section 409A (a “Section 409A Change in Control”), then delivery of payment with respect to such Award as provided herein shall be made upon the earliest of (i) the Participant’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-l (h)), (ii) the Participant’s becoming disabled (within the meaning of Treasury Regulation Section 1.409A-3(i)(4)), (iii) the Participant’s death or (iv) a Section 409A Change in Control; provided, however, that delivery of payment upon separation from service to a Participant who is a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) as of the date of his or her separation from service shall be delayed for a period of six months after the Participant’s separation from service (or, if earlier than the end of the six-month period, the date of death of the Participant).

13.2        Assumption of Awards. Upon a Change of Control where Cinco is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options that are not exercised before the Change of Control will be assumed by or replaced with comparable options or rights in the surviving corporation (or a parent of the surviving corporation) in accordance with Section 424(a) of the Code and the regulations thereunder (or Section 409A, if applicable), and other outstanding Awards will be converted into similar awards of the surviving corporation (or a parent of the surviving corporation).

13.3        Cancellation of Awards. Notwithstanding the foregoing, in the event of a Change of Control of Cinco, then the Committee, in its discretion, may, no later than the effective time of such Change of Control, require any Participant holding an Award to surrender such Award in exchange for (a) with respect to each share of Common Stock subject to an Option or SAR (whether or not vested), payment by the Company (or a successor), in cash or other property, of an amount equivalent in value to the excess of the value of the consideration

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received for each share of Common Stock by holders of Common Stock in connection with such Change of Control (the “Change of Control Consideration”) over the exercise price or grant price per share, (b) with respect to each share of Common Stock subject to an Award of Restricted Stock Units or Other Incentive Awards, and related Cash Dividend Rights and Dividend Unit Rights (if applicable), payment by the Company (or a successor), in cash or other property, of an amount equivalent to the value of any such Cash Dividend Rights and Dividend Unit Rights plus the value of the Change of Control Consideration for each share covered by the Award, assuming all restrictions or limitations (including risks of forfeiture) have lapsed and (c) with respect to a Performance Award, payment by the Company (or a successor), in cash or other property, of an amount equivalent to the value of such Award, as determined by the Committee, taking into account, to the extent applicable, the Change of Control Consideration, and assuming all performance criteria and other conditions to payment of such Awards are achieved or fulfilled to the maximum extent possible. Payments made upon a Change of Control pursuant to this Section shall be made no later than the date on which the Change of Control occurs. Notwithstanding the foregoing, with respect to any Award that consists of nonexempt deferred compensation within the meaning of Section 409A, in the event of a Change of Control that is not a Section 409A Change in Control, then delivery of payment with respect to such Award as provided herein shall be made upon the earliest of (i) the Participant’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), (ii) the Participant’s becoming disabled (within the meaning of Treasury Regulation Section 1.409A-3(i)(4)), (iii) the Participant’s death or (iv) a Section 409A Change in Control; provided, however, that delivery of payment upon separation from service to a Participant who is a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) as of the date of his or her separation from service shall be delayed for a period of six months after the Participant’s separation from service (or, if earlier than the end of the six-month period, the date of death of the Participant).

ARTICLE XIV.

AMENDMENT AND TERMINATION

14.1        Plan Amendment and Termination. The Board may at any time suspend, terminate, amend or modify the Plan, in whole or in part; provided, however, that no amendment or modification of the Plan shall become effective without the approval of such amendment or modification by the holders of at least a majority of the shares of Common Stock if (a) such amendment or modification increases the maximum number of shares subject to the Plan (except as provided in Article IV) or changes the designation or class of persons eligible to receive Awards under the Plan or (b) counsel for Cinco determines that such approval is otherwise required by or necessary to comply with applicable law or the listing requirements of an exchange or association on which the Common Stock is then listed or quoted. An amendment to the Plan generally will not require stockholder approval if it curtails rather than expands the scope of the Plan, nor if it is made to conform the Plan to statutory or regulatory requirements, such as, without limitation, Section 409A. Upon termination of the Plan, the terms and provisions of the Plan shall, notwithstanding such termination, continue to apply to Awards granted prior to such termination. Except as otherwise provided herein, no suspension, termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the consent of the Participant (or the Permitted Transferee) holding such Award. Notwithstanding the foregoing, Cinco may amend any Award Agreement to be exempt from Section 409A or to comply with the requirements of

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Section 409A or to modify any provision that causes an Award that is intended to be classified as an “equity instrument” under FASB ASC Topic 718 (formerly FAS 123R) to be classified as a liability on Cinco’s financial statements.

14.2        Award Amendment and Cancellation. The Committee may amend the terms of any outstanding Award granted pursuant to the Plan, but except as otherwise provided herein, no such amendment shall adversely affect in any material way the Participant’s (or a Permitted Transferee’s) rights under an outstanding Award without the consent of the Participant (or the Permitted Transferee) holding such Award.

ARTICLE XV.

MISCELLANEOUS

15.1        Award Agreements. After the Committee grants an Award under the Plan to a Participant, Cinco and the Participant shall enter into an Award Agreement setting forth the terms, conditions, restrictions and limitations applicable to the Award and such other matters as the Committee may determine to be appropriate. The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to the Participant in connection with any Award; provided, however, that any permitted deferrals shall be structured to meet the requirements of Section 409A. Awards that are not paid currently shall be recorded as payable on Cinco’s records for the Plan. The terms and provisions of the respective Award Agreements need not be identical. All Award Agreements shall be subject to the provisions of the Plan, and in the event of any conflict between an Award Agreement and the Plan, the terms of the Plan shall govern. All Awards under the Plan are intended to be structured in a manner that will either comply with or be exempt from Section 409A.

15.2        Listing; Suspension.

(a)           If and as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of any shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. Cinco shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.

(b)           If at any time counsel to Cinco or its Affiliates shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on Cinco or its Affiliates under the laws of any applicable jurisdiction, Cinco or its Affiliates shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act, or otherwise, with respect to shares of Common Stock or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on Cinco or its Affiliates.

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(c)           Upon termination of any period of suspension under this Section, any Award affected by such suspension that shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares that would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award unless otherwise determined by the Committee in its sole discretion.

15.3        Additional Conditions. Notwithstanding anything in the Plan to the contrary (a) the Committee may, if it shall determine it necessary or desirable in its sole discretion, at the time of grant of any Award or the issuance of any shares of Common Stock pursuant to any Award, require the recipient of the Award or such shares of Common Stock, as a condition to the receipt thereof, to deliver to Cinco a written representation of present intention to acquire the Award or such shares of Common Stock for his own account for investment and not for distribution, (b) the certificate for shares of Common Stock issued to a Participant may include any legend that the Committee deems appropriate to reflect any restrictions on transfer and (c) all certificates for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange or association upon which the Common Stock is then listed or quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

15.4        Transferability.

(a)           All Awards granted to a Participant shall be exercisable during his lifetime only by such Participant, or if applicable, a Permitted Transferee as provided in subsection (c) of this Section; provided, however, that in the event of a Participant’s legal incapacity, an Award may be exercised by his guardian or legal representative. When a Participant dies, the personal representative, beneficiary, or other person entitled to succeed to the rights of the Participant may acquire the rights under an Award. Any such successor must furnish proof satisfactory to Cinco of the successor’s entitlement to receive the rights under an Award under the Participant’s will or under the applicable laws of descent and distribution.

(b)           Except as otherwise provided in this Section, no Award shall be subject to execution, attachment or similar process, and no Award may be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of, other than by will or pursuant to the applicable laws of descent and distribution. Any attempted sale, transfer, pledge, exchange, hypothecation or other disposition of an Award not specifically permitted by the Plan or the Award Agreement shall be null and void and without effect.

(c)           If provided in the Award Agreement, Nonqualified Stock Options may be transferred by a Participant to a Permitted Transferee. For purposes of the Plan, “Permitted Transferee” means (i) a member of a Participant’s immediate family, (ii) any person sharing the Participant’s household (other than a tenant or employee of the Participant), (iii) trusts in which a person listed in (i) or (ii) above has more than 50% of

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the beneficial interest, (iv) a foundation in which the Participant or a person listed in (i) or (ii) above controls the management of assets, (v) any other entity in which the Participant or a person listed in (i) or (ii) above owns more than 50% of the voting interests, provided that in the case of the preceding clauses (i) through (v), no consideration is provided for the transfer and (vi) any transferee permitted under applicable securities and tax laws as determined by counsel to Cinco. In determining whether a person is a “Permitted Transferee,” immediate family members shall include a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships.

(d)           Incident to a Participant’s divorce, the Participant may request that Cinco agree to observe the terms of a domestic relations order which may or may not be part of a qualified domestic relations order (as defined in Code Section 414(p)) with respect to all or a part of one or more Awards made to the Participant under the Plan. Cinco’s decision regarding such a request shall be made by the Committee, in its sole and absolute discretion, based upon the best interests of Cinco. The Committee’s decision need not be uniform among Participants. As a condition of participation, a Participant agrees to hold Cinco harmless from any claim that may arise out of Cinco’s observance of the terms of any such domestic relations order.

15.5        Withholding Taxes. The Company shall be entitled to deduct from any payment made under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment, may require the Participant to pay to the Company such withholding taxes prior to and as a condition of the making of any payment or the issuance or delivery of any shares of Common Stock under the Plan, and shall be entitled to deduct from any other compensation payable to the Participant any withholding obligations with respect to Awards. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from or with respect to an Award by (a) withholding shares of Common Stock from any payment of Common Stock due as a result of such Award, or (b) permitting the Participant to deliver to the Company previously acquired shares of Common Stock, in each case having an aggregate Fair Market Value equal to the amount of such required withholding taxes. No payment shall be made and no shares of Common Stock shall be issued pursuant to any Award unless and until the applicable tax withholding obligations have been satisfied.

15.6        No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award granted hereunder, provided that the Committee in its sole discretion may round fractional shares down to the nearest whole share or settle fractional shares in cash.

15.7        Notices. All notices required or permitted to be given or made under the Plan or pursuant to any Award Agreement (unless provided otherwise in such Award Agreement) shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified United States mail, postage prepaid, return receipt requested, (c) sent by prepaid overnight courier service or (d) sent by telecopy or

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facsimile transmission, with confirmation receipt, to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith. Such notices shall be effective (a) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (b) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefore or (c) if sent by telecopy or facsimile transmission, when the answer back is received. Cinco or a Participant may change, at any time and from time to time, by written notice to the other, the address that it or such Participant had theretofore specified for receiving notices. Until such address is changed in accordance herewith, notices hereunder or under an Award Agreement shall be delivered or sent (a) to a Participant at his address as set forth in the records of the Company or (b) to Cinco at the principal executive offices of Cinco clearly marked “Attention:                                           .”

15.8        Compliance with Law and Stock Exchange or Association Requirements; Disclosure. In addition, it is the intent of Cinco that Options designated Incentive Stock Options comply with the applicable provisions of Section 422 of the Code, that Awards intended to constitute “qualified performance-based awards” comply with the applicable provisions of Section 162(m) of the Code, and that all Awards, including any deferral of the receipt of the payment of cash or the delivery of shares of Common Stock that the Committee may permit or require, either be exempt from Section 409A or, if not exempt, comply with the requirements of Section 409A. To the extent that any legal requirement of Section 16 of the Exchange Act or Sections 422 or 162(m) of the Code or Section 409A as set forth in the Plan ceases to be required under Section 16 of the Exchange Act or Section 422 or 162(m) of the Code or Section 409A, that Plan provision shall cease to apply. Any legal requirement of Section 16 of the Exchange Act or Section 162(m) of the Code as set forth in the Plan shall only be effective in the event the Common Stock is registered under Section 12 of the Exchange Act. Any provision of this Plan to the contrary notwithstanding, the Committee may revoke any Award if it is contrary to law, governmental regulation or stock exchange or association requirements or modify an Award to bring it into compliance with any government regulation or stock exchange or association requirements. The Committee may agree to limit its authority under this Section. In addition, by accepting or exercising any Award granted under the Plan (or any Prior Plan) and while applicable, the Participant agrees to abide and be bound by any policies adopted by Cinco pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or exchange listing standards promulgated thereunder calling for the repayment and/or forfeiture of any Award or payment resulting from an accounting restatement. Such repayment and/or forfeiture provisions shall apply whether or not the Participant is employed by or affiliated with Cinco. To comply with Rule 701 promulgated under the Securities Act while the Common Stock is not registered under Section 12 of the Exchange Act, the Company shall provide each Participant with a copy of the Plan. In addition, if the number of shares sold during any consecutive 12-month period has an aggregate sales price exceeding $5,000,000, the Company will also provide each Participant with a summary of the material terms of the Plan, information about the risks associated with the shares, and Company financial statements as required by Rule 701.

15.9        Binding Effect. The obligations of Cinco under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of Cinco, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of Cinco. The terms and conditions of the Plan shall

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be binding upon each Participant and his Permitted Transferees, heirs, legatees, distributees and legal representatives.

15.10      Severability. If any provision of the Plan or any Award Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or such agreement, as the case may be, but such provision shall be fully severable and the Plan or such agreement, as the case may be, shall be construed and enforced as if the illegal or invalid provision had never been included herein or therein.

15.11      No Restriction of Corporate Action. Nothing contained in the Plan shall be construed to prevent Cinco or any Affiliate from taking any corporate action (including any corporate action to suspend, terminate, amend or modify the Plan) that is deemed by Cinco or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Awards made or to be made under the Plan. No Participant or other person shall have any claim against Cinco or any Affiliate as a result of such action.

15.12      Governing Law. The Plan shall be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Delaware except as superseded by applicable federal law.

15.13      No Right, Title or Interest in Company Assets. No Participant shall have any rights as a stockholder of Cinco as a result of participation in the Plan until the date of issuance of Common Stock in his name and, in the case of Restricted Stock, unless and until such rights are granted to the Participant pursuant to the Plan. To the extent any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Company, and such person shall not have any rights in or against any specific assets of the Company. All Awards shall be unfunded.

15.14      Risk of Participation. Nothing contained in the Plan shall be construed either as a guarantee by Cinco or its Affiliates, or their respective stockholders, directors, officers or employees, of the value of any assets of the Plan or as an agreement by Cinco or its Affiliates, or their respective stockholders, directors, officers or employees, to indemnify anyone for any losses, damages, costs or expenses resulting from participation in the Plan.

15.15      No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including without limitation Cinco and the Affiliates and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including without limitation federal, state and local income, estate and gift tax treatment, will be applicable with respect to any Awards or payments thereunder made to or for the benefit of a Participant under the Plan or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

15.16      Continued Employment or Service. Nothing contained in the Plan or in any Award Agreement shall confer upon any Participant the right to continue in the employ or service of the Company, or interfere in any way with the rights of the Company to terminate a Participant’s employment or service at any time, with or without cause. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination

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of employment or service for any reason, even if the termination is in violation of an obligation of Cinco or an Affiliate to the Participant.

15.17      Miscellaneous. Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction of the Plan or any provisions hereof. The use of the masculine gender shall also include within its meaning the feminine. Wherever the context of the Plan dictates, the use of the singular shall also include within its meaning the plural, and vice versa.

15.18      Participating Affiliates. With the consent of the Committee, any Affiliate that is not considered a single employer with Cinco under Code Section 414(b) or Code Section 414(c) may adopt the Plan for the benefit of its Employees by written instrument delivered to the Committee before the grant to the Affiliate’s Employees under the Plan of any Award subject to Section 409A.

IN WITNESS WHEREOF, this Plan has been executed on this      day of          , 2011, to be effective as of the Effective Date.

CINCO RESOURCES, INC.

By:
Name:
Title:

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